Exhibit 10.1
Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Univ. Prof. Dr. Jürgen Stampfl

Dr. Robert Gmeiner

Dr. Johannes Benedikt

Dr. Johannes Homa

and

AM Ventures Additive Manufacturing Fonds I GmbH & Co. KG
as Sellers

and

Align Holding GmbH

and

Align Technology Switzerland GmbH
as Purchasers

Share Purchase Agreement for Shares in Cubicure GmbH

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Exhibits:

Exhibit./1.1(a)	Agreed Accounting Principles
Exhibit./1.1(b)	Data Room Index
Exhibit./3.1(b)	Specimen Estimated Closing Statement
Exhibit./4.2(e)	CoC Agreements
Exhibit./4.5(e)	Escrow Agreement
Exhibit./4.5(f)	Transfer Deed
Exhibit./4.8(a)	Closing memorandum
Exhibit./6.3(a)	Accounts
Exhibit./6.3(b)	Management accounts for the year-to-date period 2023
Exhibit./6.4(b)	Leased Real Properties
Exhibit./6.5(a)	Assets
Exhibit./6.5(c)	Leased assets
Exhibit./6.7(a)	Owned IP Rights
Exhibit./6.7(b)	Encumbered IP Rights
Exhibit./6.7(d)	Licensed IP Rights
Exhibit./6.7(e)	Know-How
Exhibit./6.7(k)	Employee Inventions
Exhibit./6.10(a)	Material Agreements
Exhibit./6.10(c)	Material Agreements (carve-outs)
Exhibit./6.11(a)	Affiliate Contracts
Exhibit./6.13(a)	Key Employees
Exhibit./6.13(c)	Incentive schemes, Severance pay and Pensions
Exhibit./6.13(d)	Collective bargaining, works agreements
Exhibit./6.17	Subsidies and grants

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THIS SHARE PURCHASE AGREEMENT ("Agreement") is concluded between the following parties:
(1)Univ. Prof. Dr. Jürgen Stampfl, born [***] , with residential address at [***] (the "Seller 1");
(2)Dr. Robert Gmeiner, born [***] , with residential address at [***] (the "Seller 2");
(3)Dr. Johannes Benedikt, born [***] , with residential address at [***] (the "Seller 3");
(4)Dr. Johannes Homa, born [***] , with residential address at [***] (the "Seller 4");
(5)AM Ventures Additive Manufacturing Fonds I GmbH & Co. KG, a limited partnership (Kommanditgesellschaft) under the laws of Germany with corporate seat in Starnberg, Germany and business address at Petersbrunner Straße 1b, 82319 Starnberg, Germany, registered with the Commercial Register (Handelsregister) of the Local Court (Amtsgericht) Munich under HRA 112189 (the "Seller 5"),
(6)Align Holding GmbH, a limited liability company under the laws of Austria with corporate seat in Vienna, Austria and business address at Parkring 2, 1010 Vienna registered with the Commercial Register (Firmenbuch) of the Commercial Court Vienna under FN 603019 v (the "Purchaser 1"),
(7)Align Technology Switzerland GmbH, a limited liability company under the laws of Switzerland with corporate seat in Risch, Switzerland and business address at Suurstoffi 22, 6343 Rotkreuz, Switzerland, registered with the Swiss company register (Handelsregister) of the Canton of Zug under CHE-146.357.660 ("Purchaser 2"), and
(8)Univ. Prof. Dr. Robert Liska, born [***] , with residential address at Mühlratzstraße 26, 2123 Schleinbach, Austria (the "Co-Signor").
The Seller 1, the Seller 2, the Seller 3, the Seller 4 and the Seller 5 are hereinafter individually referred to as a "Seller" and collectively referred to as the "Sellers". The Purchaser 1 and the Purchaser 2 are hereinafter individually referred to as a "Purchaser" and collectively referred to as the "Purchasers". The Sellers and the Purchasers are hereinafter individually referred to as a "Party" and collectively referred to as the "Parties".
PREAMBLE
(A)Cubicure GmbH is a limited liability company duly established and validly existing under the laws of Austria with its corporate seat in Vienna and its business address at Gutheil-Schoder-Gasse 17, 1230 Vienna, registered with the Commercial Register (Firmenbuch) of the Commercial Court Vienna under FN 432472 p ("Cubicure" or the "Company"). Cubicure is active in the field of additive manufacturing of polymer parts and develops, produces and distributes innovative materials, equipment, and processes for industrial 3D printing.
(B)The registered share capital (Stammkapital) of the Company currently amounts to EUR 40,274 (Euro forty thousand two hundred and seventy four) and is fully paid in cash. The Sellers hold together shares corresponding to a registered capital contribution of EUR 36,632 (Euro thirty six thousand six hundred and thirty two) which represent

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approx. a 90.96% (ninety point ninety six percent) participation in the share capital of the Company. The remaining share, corresponding to a registered capital contribution of EUR 3,642 (Euro three thousand six hundred and forty two) and representing approx. a 9.04% (nine point zero four percent) participation in the share capital (Stammkapital) of the Company is held by the Purchaser 2.
(C)The Seller 1 holds a share (Geschäftsanteil) in the Company corresponding to a registered capital contribution of EUR 17,270 (Euro seventeen thousand two hundred seventy) which represents approx. a 42.88% (forty two point eighty eight percent) participation in the share capital of the Company; a part of this share (Geschäftsanteil) in the Company corresponding to a registered capital contribution of EUR 3,454 (Euro three thousand four hundred fifty four) which represents approx. a 8.58% (eight point fifty eight percent) participation in the share capital of the Company is held by Seller 1 as trustee (Treuhänder) for the Co-Signor as trustor (Treugeber).
(D)Subject to the terms and conditions of this Agreement, the Sellers intend to sell and transfer the Acquisition Shares to the Purchasers and the Purchasers intend to purchase and acquire the Acquisition Shares from the Sellers.

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NOW, THEREFORE, THE PARTIES AGREE the following:
1.DEFINITIONS AND INTERPRETATION
1.1.Definitions
In this Agreement, the following terms shall have the meanings attributed to them in this Clause 1.1

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"Accounts"
means the financial statements of the Company as of 31 December 2021 and 31 December 2022, respectively, prepared in accordance with applicable laws and Austrian GAAP as attached hereto as Exhibit./6.3(a);

"Acquisition Share 1"	has the meaning attributed to such term in Clause 2.1(a);
"Acquisition Share 2"	has the meaning attributed to such term in Clause 2.1(b);
"Acquisition Share 3"	has the meaning attributed to such term in Clause 2.1(c);
"Acquisition Share 4A"	has the meaning attributed to such term in Clause 2.1(d);
"Acquisition Share 4B"	has the meaning attributed to such term in Clause 2.1(d);
"Acquisition Share 5"	has the meaning attributed to such term in Clause 2.1(e);
"Acquisition Shares"
means the Acquisition Share 1, the Acquisition Share 2, the Acquisition Share 3, the Acquisition Share 4A, the Acquisition Share 4B and the Acquisition Share 5 collectively and "Acquisition Share" means any of the Acquisition Share 1, the Acquisition Share 2, the Acquisition Share 3, the Acquisition Share 4A, the Acquisition Share 4B and the Acquisition Share 5 individually;

"Affiliate"	means in respect of any Person, any other Person directly or indirectly Controlling or being, directly or indirectly, Controlled by or under common direct or indirect Control with such first Person;
"Affiliate Contracts"
means all agreements between the Company on the one hand and the Sellers or any Sellers' Affiliate or current or former shareholders of the Sellers or a Sellers' Affiliate on the other hand (irrespective of whether still valid or a matter of the past);

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"Agreed Accounting Principles"
means the methods and principles (together with the definitions and Specific Accounting Treatments) set out in Exhibit./1.1(a) as consistently applied by the Company; such Exhibit to also include an Example Calculation of the Final Purchase Price and its elements;

"Agreement"	means this Share Purchase Agreement including its Exhibits;
"Anticorruption Laws"	means applicable laws, regulations or orders relating to anti-bribery or anticorruption including laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any official or employee of a government or government-related entity or undertaking, to obtain a business advantage;
"Audit Expert"	has the meaning attributed to such term in Clause 3.4(f);
"Austrian GAAP"	means Austrian generally accepted accounting principles under the Austrian Commercial Code (Unternehmensgesetzbuch);
"Balance Sheet Date"	means 31 December 2022;
"Best Knowledge of the Sellers"
means the actual knowledge of each of the Sellers as well as the knowledge such Persons should have had after due and careful inquiry of records and with Dr. Markus Kury (COO), Mr Clemens Roitner (CFO), Mr Thomas Förster-Romswinckel and Mr Raphael Krobath, based on the (x) specific representations and warranties given by the Sellers under this Agreement and (y) the specific questions/requests posed/made by the Purchasers and their advisors in writing during the Due Diligence, in each case as on the Signing Date;

"Business Day"	means a day when the banks are open for general banking business in Zug, Switzerland and Vienna, Austria;
"Cash"	has the meaning attributed to such term in Exhibit./1.1(a);
"Closing"	has the meaning attributed to such term in Clause 4.1;

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"Closing Accounts"	means the accounts of the Company (balance sheet and profit and loss accounts but without notes) as at the end of the Closing Date prepared in accordance with Austrian GAAP and the Agreed Accounting Principles;
"Closing Cash"	means the actual Cash as at the end of the Closing Date as set forth in the final Closing Accounts;
"Closing Conditions"	has the meaning attributed to such term in Clause 4.2;
"Closing Date"	means the date when Closing takes place pursuant to Clause 4.1;
"Closing Indebtedness"	means the actual Indebtedness as at the end of the Closing Date as set forth in the final Closing Accounts;
"Closing Net Working Capital"	means the actual Net Working Capital as at the end of the Closing Date as set forth in the final Closing Accounts;
"Company"	has the meaning attributed to such term in Preamble (A);
"Competing Activity"	has the meaning attributed to such term in Clause 9.1(a)(i);
"Confidential Information"	has the meaning attributed to such term in Clause 12.1(a);
"Control"
a Person shall be regarded as being in control of another Person if it (i) owns, directly or indirectly, more than 50% (fifty percent) of (a) the share capital of the Person or (b) the voting rights in the Person’s shareholders’ meeting or equivalent corporate body (if applicable), or (ii) otherwise possesses, directly or indirectly, the power to (a) determine the composition of the majority of, or the outcome of decisions on financial or operating policies by, the board of directors or any other governing authority of the controlled Person (b) or to direct or procure the direction of the management and policies of such Person; and "Controlled" and "Controlling" shall be construed accordingly;

"Co-Signor"	has the meaning specified in the list of parties above;

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"Cubicure"	has the meaning attributed to such term in Preamble (A);
"Damages"	has the meaning attributed to such term in Clause 7.2(a);
"Data Room"
means the data room for project Cabernet 3.0, accessible (i) via the internet link [***] in the timeframe from 12 July 2023 to Signing, and (ii) via the internet link [***] in the timeframe from 25 July 2023 to Signing;

"Data Room Index"	means the list of documents available in the Data Room at 13:00 hours Vienna time four (4) calendar days prior to Signing attached hereto as Exhibit./1.1(b);
"Disclosed"
means facts, matters or other information fairly disclosed by the Sellers in writing (i) by e-mail to Ms. Mu Li and Mr. Allan Kiang (cc Harald Stingl and Lorenz Pracht of CERHA HEMPEL Rechtsanwälte GmbH) with the word "DISCLOSURE" prominently stated in the subject line or header and provided that such e-mails are received no less than eight (8) calendar days prior to Signing, or (ii) to the Purchasers in the Disclosure Exhibits against the representations and warranties in Clause 6, in each case (a) in a specific manner (i.e. no disclosure of Data Room documents or other information in bulk), and (b) such that a respective fact, matter or other information as well as all material circumstances relating thereto are apparent for the Purchasers from the e-mail or the Disclosure Exhibits under (i), respectively (ii) above, for the Purchasers to understand on the face of such information that there is an issue and the nature of such issue (and the correlated terms "Disclosure", "Disclose" and variations thereof shall be construed accordingly);

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"Disclosure Exhibits"
means the Exhibit./6.5(a), Exhibit./6.5(c), Exhibit./6.7(b), Exhibit./6.7(e), Exhibit./6.7(k), Exhibit./6.10(c), Exhibit./6.13(c), Exhibit./6.13(d) and Exhibit./6.17 all of them prepared by the Sellers and attached hereto by the Parties qualifying the representations and warranties contained in Clause 6, a draft of which has been delivered to the Purchasers for review no less than eight (8) calendar days prior to Signing and the final form of which has been agreed between the Sellers and the Purchasers no less than four (4) calendar days prior to Signing;

"Due Diligence"	means the legal, financial and tax due diligence carried out by the Purchasers and their advisors with respect to the Company;
"DVD"	means the uneditable digital versatile disc jointly signed by Seller 2 and the Purchaser 1, containing the Data Room as of four (4) calendar days (13:00 hours Vienna time) prior to Signing in accordance with the Data Room Index;
"Encumbrance"
means any security interest (including any mortgage, charge, pledge, registered pledge, financial pledge, assignment or lien), right to acquire (including any option or right of pre-emption or first refusal) or any restriction of or right to restrict dealings with, or transferability, title, ownership or usage of, an asset or share (including any trust or retention of title, conditional sale, claim, attachment in the enforcement proceeding, usufruct right, sub-participation, voting right, right to receive dividends or participate in profits or gains or any other third party rights including consent rights of third parties) or any other security or preferential agreement or arrangement for any other Person, or any agreement or arrangement or obligation to create any of the foregoing, and, in each case, whether or not subject to conditions, and "Encumber" and "Encumbered" shall be construed accordingly;

"Escrow Agreement"	means the escrow agreement attached hereto as Exhibit./4.5(e);

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"Escrow Amount"	means an amount corresponding to 8% (eight percent) of the Estimated Purchase Price which shall, upon Closing, not be paid to the Sellers but shall be held in escrow and paid pro rata to the Seller 1, Seller 2, Seller 3 and Seller 4 (i.e. excluding Seller 5) and/or the Purchasers subject to and in accordance with the Escrow Agreement;
"Estimated Closing Cash"	means the Cash as at the end of the Closing Date as estimated in good faith by the Company and set forth in the Estimated Closing Statement;
"Estimated Closing Indebtedness"	means the Indebtedness as at the end of the Closing Date as estimated in good faith by the Company and set forth in the Estimated Closing Statement;
"Estimated Closing Statement"	has the meaning attributed to such term in Clause 3.1(b);
"Estimated Net Working Capital"	means the Net Working Capital as at the end of the Closing Date as estimated in good faith by the Company and set forth in the Estimated Closing Statement;
"Estimated Purchase Price"	means the Company’s good faith estimate of the Final Purchase Price as determined in Clause 3.1(b)3.1(a);
"FDI Clearance"	has the meaning attributed to such term in Clause 4.2(a)4.2(a);
"Final Purchase Price"	has the meaning attributed to such term in Clause 3.1(a);
"Hot Lithography Approach"	means hardware (including, printing technology), materials (including, Thermoplastic Photopolymers which are photopolymerisable plastics in which the physical bonding forces between the molecular chains predominate over the chemical bonding forces and which therefore have an impact strength (Charpy test, unnotched specimens) of 10kJ/m² or more at room temperature (20°C)) or methods related to the layer-wise processing of photopolymers for additive manufacturing of filled and unfilled polymer parts, using elevated temperatures, but at least 45°C, and using materials in resin or pasty form with a minimum viscosity of 10 Pa.s at room temperature);

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"Indebtedness"	has the meaning attributed to such term in Exhibit./1.1(a);
"Indemnifiable Taxes"	has the meaning attributed to such term in Clause 10.1(a);
"Information Technology"	has the meaning attributed to such term in Clause 6.6(a);
"IP Rights"	has the meaning attributed to such term in Clause 6.7(a);
"Key Employees"	has the meaning attributed to such term in Clause 6.13(a);
"Know-how"	has the meaning attributed to such term in Clause 6.7(e);
"Leased Real Properties"	has the meaning attributed to such term in Clause 6.4(b);
"Licensed IP Rights"	has the meaning attributed to such term in Clause 6.7(d);
"Longstop Date"	has the meaning attributed to such term in Clause 4.9(a);
"Material Adverse Effect"
means an event, change or occurrence which, individually or together with any other event, change or occurrence materially adversely affects the assets, business, financial condition or results of operations of the Company with a value impact of more than EUR 250,000 (two hundred fifty thousand Euros);

"Material Agreements"	has the meaning attributed to such term in Clause 6.10(a);
"Net Working Capital"	has the meaning attributed to such term in Exhibit./1.1(a);
"Objection Notice"	has the meaning attributed to such term in Clause 3.4(c);

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"Owned IP Rights"	has the meaning attributed to such term in Clause 6.7(a);
"Party" or "Parties"	has the meaning specified in the list of parties above;
"Permits"	has the meaning attributed to such term in Clause 6.8(a);
"Person"	means any individual, corporation, limited liability company, sole proprietorship, partnership, foundation, association, trust, unincorporated organization, government or institution, in each case, irrespective of the jurisdiction of incorporation;
"Purchase Price Adjustment"	has the meaning attributed to such term in Clause 3.3(a);
"Purchaser"	means each of the Purchaser 1 and the Purchaser 2 individually and "Purchasers" means the Purchaser 1 and the Purchaser 2 collectively, in each case as specified in the list of the parties above;
"Purchaser 1"	has the meaning specified in the list of parties above;
"Purchaser 2"	has the meaning specified in the list of parties above;
"Qualifying Claim"	has the meaning attributed to such term in Clause 7.7(a);
"Sanctions Laws and Regulations"
means any economic, sectoral, financial or trade sanctions or trade/export control laws, regulations, embargoes, or other restrictive measures adopted, administered, enacted or enforced by Austria, the European Union, the United Kingdom, Switzerland or the United States of America, including secondary sanctions;

"Seller"
means each of the Seller 1, the Seller 2, the Seller 3, the Seller 4 and the Seller 5 individually and "Sellers" means the Seller 1, the Seller 2, the Seller 3, the Seller 4 and the Seller 5 collectively, in each case as specified in the list of the parties above;

"Seller 1"	has the meaning specified in the list of parties above;

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"Seller 2"	has the meaning specified in the list of parties above;
"Seller 3"	has the meaning specified in the list of parties above;
"Seller 4"	has the meaning specified in the list of parties above;
"Seller 5"	has the meaning specified in the list of parties above;
"Signing" or "Signing Date"	means the date on which this Agreement is signed;
"Subsidiary"	means with respect to any undertaking or Person any other undertaking or Person which is directly or indirectly Controlled by such first undertaking or Person;
"Target Net Working Capital"	means the amount of EUR 1,381,000 (Euro one million three hundred eighty one thousand)
"Tax Authority(-ies)"
means any domestic, foreign, state, local and/or regional tax authorities as well as any other authority competent to impose any Tax liability or collect any levies on the Company, including any social security agency;

"Tax(-es)"
means any and all domestic, foreign, state, local and/or regional, taxes, levies, contributions, duties, charges and/or withholdings of any nature whatsoever, including all taxes, levies, contributions or duties on income, capital gains, VAT, importation and exportation of goods and services, registrations, licenses, payroll, employment, severance, social security contributions and stamp duties, together with all penalties, charges and interest relating to any of them, as well as any secondary liability in relation to Taxes and compensation payments in respect of Taxes (for the avoidance of doubt, the foregoing also including any tax benefits granted and re-claimed by Tax Authorities);

"Taxes and Fees"	has the meaning attributed to such term in Clause 13.2;

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"Third Party Claims"	has the meaning attributed to such term in Clause 7.9(a);
"Threshold"	has the meaning attributed to such term in Clause 7.7(a);
"Transfer Deed"	means the share transfer agreement for the transfer of all the Acquisition Shares from the Sellers to the Purchasers in the form set out in Exhibit./4.5(f);
"TU Vienna"	has the meaning attributed to such term in Clause 9.1(e);
"VAT"	means value added tax within the meaning of the Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax as well as any other value added tax or similar tax under any tax law of any other jurisdiction.
1.2.Interpretation
In this Agreement unless the context requires otherwise:
(a)words denoting any gender shall include all genders;
(b)the words "including", "in particular" or any variations thereof means "including/in particular but not limited to";
(c)references to Clauses, Sections and Exhibits are references to clauses and sections of, and exhibits to, this Agreement;
(d)the words "herein", "hereof", "hereto" and "hereunder" and words of similar meaning when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)the table of contents and the headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement;
(f)this Agreement has been fully and freely negotiated between the Parties, shall be considered as having been drafted jointly by all Parties, and shall be interpreted and construed as if so drafted without construction in favour of, or against, either Party;
(g)this Agreement has been drawn up in English and the English language shall therefore be the governing language, provided that (i) Exhibit/6.3(a) and other Exhibits mutually agreed between the Parties may be attached in German language only and (ii) where a German language term has been inserted after an English language term in italics the German language term alone shall be authoritative for the purpose of interpreting such English language term;

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(h)the Exhibits form an integral part of this Agreement and shall be construed and shall have the same force and effect as if expressly set out in the body of this Agreement.
1.3.Sole Representatives of the Sellers and the Purchasers
(a)For purposes of this Agreement, the Seller 1 is herewith authorized by all other Sellers and the Co-Signor to act in the name and on behalf of the Sellers and the Co-Signor; the other Sellers and the Co-Signor commit themselves not to withdraw this authorization without (i) adequate replacement and communication thereof to the Purchasers, or (ii) the prior written approval of the Purchaser 2.
(b)Any notice, declaration, statement or other communication under or in connection with this Agreement by the Sellers may be made by Seller 1 and shall in such case, unless expressly otherwise stated therein, be deemed a notice, declaration, statement or other communication by, and with legal effect for and binding on, each of the Sellers and the Co-Signor. If any notices, declarations, statements or other communication under or in connection with this Agreement by the Sellers in their own names conflict with each other, all such notices, declarations, statements or other communication by the Sellers shall be ineffective towards the Purchasers, being understood that conflict means a situation where differing notices, declarations, statements or other communications create a dilemma for the Purchasers.
(c)For purposes of this Agreement, the Purchaser 2 is herewith authorized by the Purchaser 1 to act in the name and on behalf of the Purchasers; the Purchaser 1 commits itself not to withdraw this authorization without (i) adequate replacement and communication thereof to the Sellers, or (ii) the prior written approval of the Seller 1.
(d)Any notice, declaration, statement or other communication under or in connection with this Agreement (i) by a Seller to the Purchasers shall be sufficient if made to Purchaser 2 and shall be deemed a notice, declaration, statement or other communication to both Purchasers, (ii) by the Purchasers may be made by Purchaser 2 and shall in such case, unless expressly otherwise stated therein, be deemed a notice, declaration, statement or other communication by, and with legal effect for and binding on, each of the Purchasers. If any notices, declarations, statements or other communication under or in connection with this Agreement by the Purchasers in their own names conflict with each other, all such notices, declarations, statements or other communication by the Purchasers shall be ineffective towards the Sellers, being understood that conflict means a situation where differing notices, declarations, statements or other communications create a dilemma for the Sellers.
1.4.Joint Liability
The Sellers shall be jointly and severally liable towards the Purchasers (subject to the restrictions of Clause 7.7) for any breaches of the representations and warranties under Clause 6, other than the representations and warranties under Clause 6.1, Clause 6.2(d) and Clause 6.18.

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2.SALE AND PURCHASE OF THE ACQUISITION SHARES
2.1.Sale and Purchase
(a)The Seller 1 sells his share (Geschäftsanteil) in the Company corresponding to a registered capital contribution of EUR 17,270 (Euro seventeen thousand two hundred seventy) which represents approx. a 42.88% (forty two point eighty eight percent) participation in the share capital of the Company (the "Acquisition Share 1") a part of which corresponding to a registered capital contribution of EUR 3,454 (Euro three thousand four hundred fifty four) and representing approx. a 8.58% (eight point fifty eight percent) participation in the share capital of the Company is held by the Seller 1 as trustee (Treuhänder) for the Co-Signor as trustor (Treugeber),
(b)the Seller 2 sells his share (Geschäftsanteil) in the Company corresponding to a registered capital contribution of EUR 7,253 (Euro seven thousand two hundred fifty three) which represents approx. a 18.01% (eighteen point zero one percent) participation in the share capital of the Company (the "Acquisition Share 2"),
(c)the Seller 3 sells his share (Geschäftsanteil) in the Company corresponding to a registered capital contribution of EUR 1,848 (Euro one thousand eight hundred forty eight) which represents approx. a 4.59% (four point fifty nine percent) participation in the share capital of the Company (the "Acquisition Share 3"),
(d)the Seller 4 (i) divides his share (Geschäftsanteil) in the Company corresponding in its entirety to a registered capital contribution of EUR 5,428 (Euro five thousand four hundred twenty eight) which represents approx. a 13.48% (thirteen point forty eight percent) participation in the share capital of the Company into (A) a share in the Company corresponding to a registered capital contribution of EUR 5,042.60 (Euro five thousand and forty two point sixty) which represents approx. a 12.52% (twelve point five two percent) participation in the share capital of the Company (the "Acquisition Share 4A"), and (B) a share in the Company corresponding to a registered capital contribution of EUR 385.40 (Euro three hundred eighty five point forty) which represents approx. a 0.96% (zero point nine six percent) participation in the share capital of the Company (the "Acquisition Share 4B"), and (ii) sells the Acquisition Share 4A and the Acquisition Share 4B, and
(e)the Seller 5 sells its share (Geschäftsanteil) in the Company corresponding to a registered capital contribution of EUR 4,833 (Euro four thousand eight hundred thirty three) which represents approx. a 12.00% (twelve percent) participation in the share capital of the Company (the "Acquisition Share 5"),
(A) in case of the Acquisition Share 1, the Acquisition Share 2, the Acquisition Share 3, the Acquisition Share 4A and the Acquisition Share 5 to the Purchaser 1, and (B) in case of the Acquisition Share 4B to the Purchaser 2, and the Purchaser 1 and the Purchaser 2 hereby each purchase the respective Acquisition Share from the respective Seller with all rights, obligations and liabilities pertaining thereto pursuant to the terms and conditions set forth in this Agreement. For the avoidance of doubt, the Sellers' obligation to sell their shares in the Company (and assign and transfer them as foreseen under Clause 2.2) to the Purchasers

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extends to and comprises any and all shares in the Company (i.e. the total share capital of the Company), except for the share held by Purchaser 2, irrespective of the amount of the above stated registered capital contributions.
2.2.Consent to Transfer, Waiver of Transfer Restrictions
The Parties (except for Purchaser 1), as shareholders of the Company, hereby agree to pass resolutions in writing and hereby resolve and approve of the division, sale and transfers of the Acquisition Shares to the Purchasers as set out in this Agreement (and the Co-Signor hereby consents thereto), and (ii) the Sellers have irrevocably waived any right of first offer, right of first refusal, pre-emption right, call option or other right to acquire any of the Acquisition Shares held by any of the Sellers (and the Co-Signor hereby consents thereto).
2.3.Transfer of Ownership
At Closing, each Seller shall assign and transfer ownership of his/its respective Acquisition Share to the respective Purchaser, and the respective Purchaser shall accept the assignment and take over ownership of the respective Acquisition Share from the respective Seller in accordance with Clause 4 below so that the Purchasers will, as of Closing, hold 100% (one hundred percent) of the registered share capital of the Company. Transfer of legal and economic ownership in the Acquisition Shares from the Sellers to the Purchasers shall, subject to Clause 4.6 (even if this provision is not contained in the Transfer Deed), occur upon Closing and all rights, obligations and liabilities connected with the Acquisition Shares shall pass from the Sellers to the Purchasers at such point in time.
2.4.Dividends
The Purchasers shall be entitled to receive all dividend payments of the Company on the Acquisition Shares following the Balance Sheet Date. Any dividend declared or distributed by the Company to the Sellers between the Balance Sheet Date and Closing shall be deducted from the Estimated Purchase Price in accordance with the Agreed Accounting Principles.
3.PURCHASE PRICE
3.1.Final Purchase Price and Estimated Purchase Price
(a)The purchase price for the Acquisition Shares (the "Final Purchase Price") will be an amount equal to
(i)EUR 79,000,000 (Euro seventy nine million)(Enterprise Value)
(ii)plus the total amount of Closing Cash,
(iii)minus the outstanding amount of Closing Indebtedness,
(iv)minus any liabilities of the Company (whether actual or contingent) that are triggered by, resulting from or otherwise associated with, the transactions contemplated under this Agreement, in particular the transfer of the Acquisition Shares upon Closing,

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(v)minus the amount of any dividend declared or received by the Sellers from the Company after the Balance Sheet Date,
(vi)plus/minus the amount, if any, by which the Closing Net Working Capital exceeds/is less than the Target Net Working Capital, as applicable the total of (i) through (vi) multiplied by 90.96% (ninety point ninety six percent) and rounded up or down to the nearest hundredth.
(b)No later than five (5) Business Days prior to the Closing Date and within three (3) Business Days upon fulfilment or waiver of the last Closing Condition, the Sellers shall procure that the Company provides the Parties with a written statement (the "Estimated Closing Statement") setting forth the (i) Enterprise Value (ii) plus Estimated Closing Cash, (iii) minus Estimated Closing Indebtedness, (iv) minus any liabilities of the Company (whether actual or contingent) that are triggered by, resulting from or otherwise associated with, the transactions contemplated under this Agreement, (v) minus dividends declared or received, (vi) plus/minus the amount, if any, by which the Estimated Net Working Capital exceeds/is less than the Target Net Working Capital, the total of (i) through (vi) multiplied by 90.96% (ninety point ninety six percent) and rounded up or down to the nearest hundredth and (vii) the Estimated Purchase Price resulting therefrom (the "Estimated Purchase Price"), in each case determined in accordance with the Agreed Accounting Principles, together with such schedules and data to support the calculations set forth in the Estimated Closing Statement. A specimen of the Estimated Closing Statement is set out in Exhibit./3.1(b). Furthermore, the Sellers shall provide the Purchasers, no later than (5) Business Days prior to the Closing Date, with a written notice setting forth the allocation of the Estimated Purchase Price, less the Escrow Amount, to each of the Sellers (such written notice also to include a pro-rata allocation of the respective portion of the Estimated Purchase Price to the Acquisition Share 4A and the Acquisition Share 4B).
(c)The Estimated Purchase Price and the Final Purchase Price both are gross purchase prices, each including all Taxes. In particular, the Sellers will not charge the Purchasers any VAT in connection with the sale and transfer of the Acquisition Shares.
(d)In connection with the preparation of the Estimated Closing Statement, the Sellers shall consult in good faith with the Purchasers regarding the amounts and calculations therein and consider in good faith any comments or modifications from the Purchasers. The Sellers shall and shall procure that the Company shall provide the Purchasers and their representatives with reasonable access to all relevant information and personnel of the Company in connection with the preparation of and the Purchasers' review of the Estimated Closing Statement. If the Sellers have complied with their obligations hereunder but the Parties are nevertheless unable to resolve any disagreement with respect to the Estimated Closing Statement, Closing shall not be unduly delayed by the Purchasers and the amounts calculated by the Company in good faith for the Estimated Closing Statement shall be used for the determination of the Estimated Purchase Price.

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3.2.Payment of the Estimated Purchase Price and the Escrow Amount
(a)Upon Closing, the Purchasers shall pay the Estimated Purchase Price, less the Escrow Amount, as allocated to the Sellers in the notification of the Sellers pursuant to Clause 3.1(b), to the Sellers in full in Euro by wire transfer of immediately available funds in cash, free and clear of all fees (other than fees of the recipient's bank), deductions, withholdings and charges to the following bank accounts of the Sellers:
(i)Seller 1: IBAN: [***];
(ii)Seller 2: IBAN: [***];
(iii)Seller 3: IBAN: AT47 2011 1848 9183 9100, Bank: Erste Bank, BIC: GIBAATWWXXX;
(iv)Seller 4: IBAN: [***]; and
(v)Seller 5: IBAN: [***].
(b)Furthermore, upon Closing, the Purchasers shall pay the Escrow Amount to such bank account of the escrow agent as set forth in the Escrow Agreement in full in Euro by wire transfer of immediately available funds in cash, free and clear of all fees (other than fees of the recipient's bank), deductions, withholdings and charges.
(c)The Parties are in agreement that the remaining amount of the Escrow Amount once due for payment to the Sellers, if any, shall be distributed pro rata exclusively to each Seller 1 – 4 and thus increase only the respective Final Purchase Price of each Seller 1 – 4. Seller 5 shall not receive and has no right to receive any amount from the Escrow Amount.
3.3.Adjustment of the Estimated Purchase Price after Closing
(a)The Estimated Purchase Price shall be adjusted after Closing as follows (the "Purchase Price Adjustment"):
If the Final Purchase Price based on the Closing Accounts and calculated in accordance with Clause 3.1(a) falls short of or exceeds the Estimated Purchase Price determined in the Estimated Closing Statement in accordance with Clause 3.1(b), then the Estimated Purchase Price shall be reduced or increased, as the case may be, by the full amount of such difference.
(b)Exhibit./1.1(a) contains an example of the calculation of the Purchase Price Adjustments pursuant to Clauses 3.1(a) and 3.3(a) for mere illustrative purposes.
(c)The amount payable based on this Purchase Price Adjustment according to Clause 3.3(a) by the Sellers or the Purchasers shall be a separate payment obligation of either the Sellers or the Purchasers, due and payable, without prejudice to Clause 3.3(d), within twenty (20) Business Days after the Closing Accounts are final and binding on the Parties in accordance with Clause 3.4. Any such payments shall be made (i) if to the Purchasers, to an account specified by the Purchasers in writing for such purpose,

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and (ii) if to the Sellers, in such proportion and to such bank accounts as specified in Clause 3.2(a).
(d)If, on the basis of the final and binding Closing Accounts, the Final Purchase Price falls short of the Estimated Purchase Price (such difference, the "Shortfall Amount"), the Purchaser 2 is authorized to instruct, also on behalf of the Sellers and Purchaser 1, the escrow agent under the Escrow Agreement to release from the Escrow Amount and pay to the Purchasers an amount in cash equal to the Shortfall Amount. Such payment releases the Sellers from their payment obligation under Clause 3.3(c) subject to the Escrow Amount being sufficient to cover the Shortfall Amount.
3.4.Closing Accounts
(a)The Closing Accounts shall be prepared as of the end of the Closing Date in accordance with Austrian GAAP and the Agreed Accounting Principles. For the purpose of this Agreement, the sole purpose of the Closing Accounts shall be the computation of the Final Purchase Price (calculated in accordance with the formula set out in Clause 3.1(a) including Exhibit./1.1(a)) and the Purchase Price Adjustment; accordingly, the amounts of the Closing Cash, the Closing Indebtedness and the Closing Net Working Capital shall be derived from the Closing Accounts.
(b)The Purchasers, as the new legal owners of the Company following Closing, shall procure and the Sellers (in particular, those holding management positions in the Company) and the Co-Signor shall support and in any event not obstruct or otherwise hinder, delay or condition, that draft Closing Accounts are prepared and delivered to the Sellers together with the Purchasers' draft calculation of the Purchase Price Adjustment within seventy (70) Business Days after Closing and the Sellers shall procure that all information and support reasonably required by the Company to produce draft Closing Accounts are made available without undue delay.
(c)The Sellers shall jointly notify the Purchasers in writing within thirty (30) Business Days after receipt whether or not the Sellers accept the draft Closing Accounts and the calculation of the Purchase Price Adjustment (such notice in case of non-acceptance an "Objection Notice"). An Objection Notice shall not be made if the amount in dispute in the aggregate (i.e. taking all dispute items together) does not exceed EUR 50,000 (fifty thousand Euro) and shall set out in reasonable detail the Sellers' reasons for such non-acceptance and specify the adjustments which, in the Sellers' opinion, should be made to the draft Closing Accounts or the calculation of the Purchase Price Adjustment in order for it to comply with the requirements of this Agreement. Any item or amount not specifically objected to in the Objection Notice shall become final and binding on the Parties for purposes of this Agreement, except to the extent that an adjustment to a disputed item made in accordance with this Clause 3.4 requires an offsetting adjustment to be made to an undisputed item.
(d)If the Sellers serve an Objection Notice in accordance with Clause 3.4(c), the Purchasers and the Sellers shall use all reasonable efforts to meet and discuss the objections of the Sellers and to agree the adjustments (if any) required to be made to the draft Closing Accounts (and/or Purchasers' draft calculation of the Purchase Price

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Adjustment), in each case within fifteen (15) Business Days after receipt by the Purchaser 2 of the Objection Notice.
(e)If the Sellers are satisfied with the draft Closing Accounts (either as originally submitted or after adjustments agreed between the Sellers and the Purchasers pursuant to Clause 3.4(d)) or if the Sellers fail to give a joint Objection Notice within the thirty (30) Business Days period referred to in Clause 3.4(c), then the draft Closing Accounts and calculation of the Purchase Price Adjustment prepared in accordance with this Agreement or after adjustments agreed between the Sellers and the Purchasers pursuant to Clause 3.4(d) shall constitute the final Closing Accounts and Purchase Price Adjustment.
(f)If the Sellers and the Purchasers do not reach agreement within fifteen (15) Business Days of receipt by the Purchaser 2 of the Objection Notice, then the matters in dispute as set out in the Objection Notice (to the extent unresolved) may be referred (on the application of either the Sellers or the Purchasers) for determination by PwC Österreich GmbH Wirtschaftsprüfungsgesellschaft or, if that firm is unable or unwilling to act, by such other independent firm of chartered accountants of international standing as the Sellers and the Purchasers shall agree or, failing agreement, appointed by the President of the Austrian Chamber of Tax Advisors and Auditors (Präsident der Österreichischen Kammer der Steuerberater und Wirtschaftsprüfer) (the "Audit Expert"). The Audit Expert shall be requested to make its decision within thirty-five (35) Business Days (or such later date as the Sellers, the Purchasers and the Audit Expert agree in writing) of confirmation and acknowledgement by the Audit Expert of its appointment and the receipt of the last submission of any Party in accordance with this paragraph. The following provisions shall apply once the Audit Expert has been appointed:
(A)within fifteen (15) Business Days following the acknowledgement by the Audit Expert of its appointment, the Sellers (jointly) and the Purchasers (jointly) shall each prepare a written statement on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Audit Expert for determination and copied at the same time to the respective other Parties;
(B)following delivery of their respective submissions, the Purchasers (jointly) and the Sellers (jointly) shall each have the opportunity to comment once only on the other's submission by written comment delivered to the Audit Expert not later than ten (10) Business Days after receipt of the other’s submission and, thereafter, neither the Sellers nor the Purchasers shall be entitled to make further statements or submissions except insofar as the Audit Expert so requests (in which case it shall, on each occasion, give the respective other Parties (i.e. the Sellers (jointly) or the Purchasers (jointly), as the case may be) (unless otherwise directed) ten (10) Business Days to respond to any statements or submissions so made). There shall be no material ex parte communication with the Audit Expert;
(C)in giving its determination, the Audit Expert shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Closing Accounts and/or the calculation of the Purchase Price Adjustment in respect of the matters in dispute in order to comply with the requirements of this Agreement and

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to determine finally the Closing Accounts, the Final Purchase Price and the Purchase Price Adjustment; for the avoidance of doubt, the Audit Expert (i) shall be bound by the terms and conditions of this Agreement, in particular the Agreed Accounting Principles, and (ii) shall make its determination based solely on the written presentations and supporting materials provided by the Parties and at least one (1) oral hearing (which must be held in the presence of the Parties and their advisors, including by way of video conference) and (iii) may not assign a value to any item (A) greater than the greatest value for such item claimed by either Party (i.e. the Sellers (jointly) or the Purchasers (jointly)) or (B) less than the smallest value for such item claimed by either Party (i.e. the Sellers (jointly) or the Purchasers (jointly)) in each case in such Party's (i.e. the Sellers (jointly) or the Purchasers (jointly)) final submission to the Audit Expert. The Audit Expert shall specify the grounds for its decision with respect to all points of contention between the Sellers and the Purchasers; and
(D)the Audit Expert shall act as an expert (and not as an arbitrator) in making its determination on the basis of this Agreement (in particular the Agreed Accounting Principles) which shall, in the absence of manifest error, be final and binding on the Parties and, without prejudice to any other rights which they may respectively have under this Agreement, the Parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.
(g)The Sellers and the Purchasers shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Closing Accounts. The fees and expenses of the Audit Expert shall be advanced by the Sellers and the Purchasers in 50/50 proportion, provided that in case of a failure of payment of the share of such advance of the Audit Expert by a Party (i.e. the Sellers or the Purchasers), the other Party (i.e. the Purchasers or the Sellers) may decide in its sole discretion to pay the share of the first mentioned Party to the Audit Expert. Such Party/ies shall be entitled to claim the reimbursement of such advance from the other Party/ies. The Parties shall bear the cost of the Audit Expert in proportion to their respective success and defeat. The Parties shall all be treated as clients (Auftraggeber) within the meaning of the General Terms and Conditions for Auditors 2018 (Allgemeine Auftragsbedingungen für Wirtschaftstreuhandberufe 2018).
(h)To enable the Sellers to meet their obligations under this Clause 3.4, the Purchasers shall provide, and procure that the Company provides, to the Sellers the reasonably necessary access to books, records and other documents of the Company, to the extent legally permitted, to the date that the draft Closing Accounts are agreed or determined.
(i)When the Closing Accounts, the Final Purchase Price and the Purchase Price Adjustment have been agreed or determined in accordance with the preceding provisions of this Clause 3.4, then the Closing Accounts (including the Closing Cash, Closing Indebtedness and Closing Net Working Capital reflected in the Closing Accounts) as well as the Final Purchase Price and the Purchase Price Adjustment shall be final and binding upon the Parties for the purposes of the determination of the Purchase Price Adjustment.

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3.5.No set off
No Party is entitled to exercise any right of retention (Zurückbehaltungsrecht) or set-off (Aufrechnung) in respect of any amount payable by such Party under or pursuant to this Agreement (including the Estimated Purchase Price, the Final Purchase Price, the Purchase Price Adjustment) for or with claims it may have (under this Agreement or otherwise) against the respective other Party/ies and shall not otherwise withhold the proper payment, in full, of any amount payable by such Party/ies to the respective other Party/ies under or pursuant to this Agreement.
3.6.Default Interest
Any failure by a Party to make any payment under this Agreement when it is due shall result in the respective Party's (i.e. all Purchasers or all Sellers, as the case may be) immediate default, without any reminder by the other Party/ies being required. In this case, default interest pursuant to Sec 456 of the Austrian Commercial Code (Unternehmensgesetzbuch) shall be payable as from and including the relevant due date until and excluding, the date on which such payment is actually made, without prejudice to any other rights and remedies arising from such failure under this Agreement or applicable law.
3.7.Post-Closing Payments
If any payments are made after Closing by the Sellers to the Purchasers or are made by the Purchasers to the Sellers, in each case, under this Agreement, the Final Purchase Price shall be deemed to have been decreased if the payments are made by the Sellers to the Purchasers, or increased if the payments are made by the Purchasers to the Sellers, in each case, by an amount equal to such payments.
4.CLOSING
4.1.Place and Date of Closing
The completion of the sale of the Acquisition Shares contemplated in this Agreement ("Closing") shall take place at the offices of CERHA HEMPEL Rechtsanwälte GmbH or in such other location as mutually agreed upon by the Parties in writing, on such day as mutually agreed upon by the Parties in writing or, if there is no such agreement, on the first Business Day of the month following the month in which the last Closing Condition has been fulfilled or waived, unless fulfilment or waiver of the last Closing Condition happens less than eight (8) Business Days before such day in which case Closing shall not take place on the first Business Day of the following month but on the first Business Day of the month thereafter, provided however that if the first Business Day of the month thereafter is in December 2023, the Closing shall take place on the first Business Day of January 2024 (such date being the "Closing Date"). The Parties currently envisage the Closing to occur by 02 November 2023.
4.2.Closing Conditions
Closing shall be subject to each of the following conditions (the "Closing Conditions") having been either fulfilled or waived by the Parties pursuant to Clause 4.4:

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(a)approval under the Austrian Investment Control Act (Investitionskontrollgesetz) by the Austrian Federal Ministry of Labour and Economy has been granted or is deemed to have been granted (e.g., after expiry or termination of an applicable time limit for taking a decision) or the Austrian Federal Ministry of Labour and Economy has determined that its approval or clearance for the sale and transfer of the Acquisition Shares pursuant to this Agreement is not required under applicable law (the "FDI Clearance");
(b)no breach of any of the covenants set out in Clause 5 has occurred in any material respect;
(c)the representations and warranties of the Sellers under Clause 6 are true and correct in all material respects;
(d)no Material Adverse Effect has occurred since the Signing Date;
(e)the counterparties to the agreements listed in Exhibit./4.2(e) have granted their unconditional and irrevocable consent to the transfer of the Acquisition Shares to the Purchasers (including any waiver of rights triggered by such transfer) as contemplated by this Agreement;
(f)the Seller 1 entering into a consultancy agreement and the Seller 2 entering into an employment agreement, in both cases including retention, non-competes and non-solicitation, with the Company, and the Seller 1 entering into a termination agreement regarding his existing managing director function including a waiver of payment claims triggered by or otherwise associated with such termination;
(g)termination (or removal of first bullet point) of ancillary side letter with [***].
4.3.Responsibility for Closing Conditions
(a)Without prejudice and subject to the qualifications in Clause 4.7,
(i)the Sellers shall ensure that the Closing Conditions in Clauses 4.2(b), 4.2(c), 4.2(d), 4.2(e), and 4.2(g) are fulfilled,
(ii)the Sellers and the Purchasers shall jointly use commercially reasonable efforts that the Closing Conditions in Clause 4.2(a) and 4.2(f) are fulfilled, in each case as soon as reasonably possible after the date of this Agreement and in any event before the Longstop Date at the latest.
(b)The Sellers and the Purchasers shall keep each other informed of the status of the satisfaction of the Closing Conditions and shall notify the other as soon as reasonably practicable (but in any event within five (5) Business Days) upon becoming aware that any of the Closing Conditions have been fulfilled or can definitely not be fulfilled.
4.4.Waiver of Closing Conditions
At any time prior to Closing the Purchasers (jointly) may alone waive in writing in whole or in part the Closing Conditions set forth in Clause 4.2(b) to 4.2(g), however, the Closing Condition

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in Clause 4.2(f) may only be waived jointly by the Purchasers and the respective Seller 1 and Seller 2.
4.5.Deliveries and Actions at Closing
On the Closing Date, the Sellers and the Purchasers shall perform the following actions in the following order:
(a)The Sellers shall deliver a written statement issued by all Sellers confirming that (i) no breach of any of the covenants set out in Clause 5 has occurred in any material respect, (ii) the representations and warranties of the Sellers under Clause 6 are true and correct in all material respects, and (iii) that no Material Adverse Effect has occurred since the Signing Date;
(b)The Sellers shall deliver to the Purchasers evidence that the counterparties to the agreements listed in Exhibit./4.2(e) have granted their unconditional and irrevocable consent (including any waiver of rights triggered by such transfer) to the transfer of the Acquisition Shares to the Purchasers (including any waiver of rights triggered by such transfer) as contemplated by this Agreement;
(c)The Sellers shall deliver to the Purchasers (i) copies of relevant agreements evidencing that the Seller 1 has entered into a consultancy agreement and the Seller 2 has entered into an employment agreement, in both cases including retention, non-competes and non-solicitation, with the Company, and the Seller 1 has entered into a termination agreement regarding his existing managing director function including a waiver of payment claims triggered by or otherwise associated with such termination, and (ii) a resignation letter issued by the Seller 1 in his capacity as managing director of the Company with effect as of the end of the Closing Date, and (iii) a declaration by the Sellers and the Co-Signor that the Company and Purchaser 2 are released from the shareholders' agreement between the Sellers, Purchaser 2 and the Company dated 21 June 2021 and any and all obligations which may have arisen thereunder, each with effect as of Closing.
(d)The Purchasers shall present to the Sellers written evidence that the FDI Clearance has been duly granted or is deemed to have been granted;
(e)The Parties shall execute the Escrow Agreement with the escrow agent in form and substance as set out in Exhibit./4.5(e) (to the extent not already executed prior to Closing);
(f)The Parties shall execute the Transfer Deed in form and substance as set out in Exhibit./4.5(f) for the transfer of all Acquisition Shares from the Sellers to the Purchasers;
(g)The Purchasers shall pay to the Sellers the Estimated Purchase Price less the Escrow Amount, and to the escrow agent set forth in the Escrow Agreement the Escrow Amount in accordance with Clause 3.2 and as evidence of such payment, the Purchasers shall provide the Sellers with irrevocable SWIFT or SEPA confirmations issued by their bank, confirming release of funds in an amount equal to the amount of the Estimated

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Purchase Price to the Sellers' bank accounts set out in Clause 3.2(a) respectively to the escrow agent’s bank account according to Clause 3.2(b). Such confirmations shall be considered provided once the Sellers’ respective banks confirm (oral reply sufficient) that the irrevocable SWIFT or SEPA confirmations correspond to form and that accordingly payment transfer was plausibly initiated; being understood that such confirmations by Sellers’ banks shall not be required if they are not reachable, not capable to give such comfort or not willing to provide such service.
(h)The Sellers shall deliver to the Purchasers at least one set of one DVD which the Purchasers and/or their advisors could review, in particular for compliance with the Data Room Index, at least ten (10) Business Days prior to Closing; and
(i)The Parties shall terminate the shareholders’ agreement between the Sellers, Purchaser 2 and the Company dated 21 June 2021 (Syndication Agreement) and release the Sellers, Purchaser 2 and the Company from any and all (future) obligations in particular the obligations deriving from Art 3 (Non-competition and non-solicitation agreements), each with effect as of Closing, it being understood that claims for breaches (if any) of the Syndication Agreement that may have occurred prior to Closing shall remain unaffected. The termination shall be such that none of the provisions shall have any effect after the termination except Art 13 (9) Confidentiality.
4.6.Simultaneous Action
All of the deliveries and actions described under Clauses 4 constitute the Closing hereof and shall be deemed to have occurred simultaneously. Non-occurrence of any of such deliveries or actions will render null and void any other delivery or action with the effect that (i) Closing has not occurred unless such delivery or action has been waived in writing by the Party to whose benefit it had been provided for and (ii) any payment made by the Purchasers in accordance with Clause 4.5(g) shall be returned to the Purchasers. If a delivery or action has been waived by a Party, it shall nevertheless be entitled to all remedies under this Agreement or applicable law.
4.7.Regulatory Proceedings
(a)Notwithstanding the fact that the Parties are jointly responsible for obtaining the FDI Clearance as set out in Clause 4.2(a), the Purchasers shall be primarily responsible to take the steps reasonably necessary for that purpose, including making appropriate submissions, notifications and filings as soon as reasonably practicable, in consultation with the Sellers provided that the Sellers have within a reasonable time limit from a relevant request provided the Purchasers or their advisers with all documents, data and information relating to the Company requested by the Purchasers or their advisers to enable the Purchasers to make such submissions, notifications and filings which are in the possession or under control of any of the Sellers or the Company. The Purchasers shall for this purpose:
(i)without undue delay notify the Sellers and provide the Sellers, to the extent legally permissible and protecting confidential information, with copies of any material

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written communications with the Austrian Federal Ministry of Labour and Economy relating to FDI Clearance;
(ii)when communicating with any such authorities, take into consideration any reasonable comments and requests of the Sellers and their advisers; and
(iii)to the extent reasonably requested by the Sellers, discuss with the Sellers the progress of any submissions, notifications or filings with a view to obtaining FDI Clearance at the earliest reasonable opportunity.
(b)If the Austrian Federal Ministry of Labour and Economy is prepared to grant FDI Clearance only subject to compliance with specific conditions, commitments, restrictions or obligations for the Purchasers, the Purchasers shall be under no obligation whatsoever to propose, accept, undertake or implement any such conditions, commitments, restrictions or obligations (including, for the avoidance of doubt, any sale, divestments, or holding separate) in respect of its or its Affiliates' or the Company's businesses and assets, and Purchasers shall have no liability whatsoever in relation thereto.
(c)The Sellers shall, to the extent legally permissible, within a reasonably short time from a relevant request, provide the Purchasers or their advisers with all documents, data and information relating to the Company requested by the Purchasers or their advisers or the Austrian Federal Ministry of Labour and Economy to enable the Purchasers to timely, correctly and completely make such submissions, notifications and filings, which are in the possession or under control of the Sellers or the Company.
4.8.Closing Memorandum / Application to the Commercial Register
(a)Upon all Closing deliveries and actions constituting the Closing having occurred, the Parties shall sign a Closing memorandum (substantially as set out in Exhibit./4.8(a)) setting out the deliveries and actions taken by the Parties at Closing and confirming that Closing has taken place. By signing the Closing memorandum the Parties expressly confirm that all Closing deliveries and actions have been performed or are thereby waived. The signing of the closing memorandum confirms receipt of the payments according to Clause 3.2 only if this is expressly set out therein.
(b)Simultaneously on the Closing Date, the Seller 1 and the Seller 2 shall sign, as managing directors of the Company, an application to the Commercial Register regarding the deletion of the Sellers as shareholders and the registration of the Purchasers as sole shareholders of the Company, such application to be filed as soon as the Estimated Purchase Price and the Escrow Amount have been credited to the bank accounts of the Sellers and the escrow agent’s bank account according to Clause 3.2(b).
4.9.Non-occurrence of Closing
(a)If the Closing Conditions have not been satisfied or waived and Closing has not taken place by 31 March 2024 (the "Longstop Date"), each of the Purchasers (only jointly) on the one hand and the Sellers (only jointly) on the other hand shall be entitled to withdraw

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from and terminate this Agreement by giving written notice to the respective other Party. A Party shall not have a right to withdraw from and terminate this Agreement if it has prevented the satisfaction of any of the Closing Conditions or the Closing.
(b)The Purchasers (only jointly) shall have the right to withdraw from and terminate this Agreement with immediate effect at any time before Closing by way of a written notification to the Sellers if and as soon as the Purchasers reasonably establish that any of the Closing Conditions will not be fulfilled and the Purchasers (in their sole discretion) decide not to waive such Closing Condition in accordance with Clause 4.4. This right to withdraw from and terminate this Agreement does not apply if the fulfilment of the respective Closing Condition has been deliberately prevented by any of the Purchasers.
(c)In case a Party has a right to withdraw from and terminate this Agreement pursuant to Clause 4.9(a) or Clause 4.9(b), the respective Party shall be nevertheless and in addition entitled to all other rights and remedies available to it against the respective other Parties under this Agreement and applicable law including specific performance and/or claims for damages (including default interest pursuant to Clause 3.6).
4.10.Surviving Provisions
Upon termination, this Agreement shall expire and shall have no further effect on the Parties, except for Clause 1 (Definitions and Interpretation), Clause 3.5 (No set off), Clause 4.9 (Non-occurrence of Closing), Clause 4.10 (Surviving Provisions), Clause 12 (Confidentiality), Clause 13 (Costs and Transfer Taxes), Clause 14 (Applicable Law and Jurisdiction) and Clause 15 (General Provisions) which shall continue to apply.
5.SELLERS' COVENANTS BETWEEN SIGNING AND CLOSING
(a)Between the Signing Date and the Closing Date, the Sellers will, to the extent legally and factually possible, cause the Company
(i)to carry on its business in all respects in the ordinary course consistent with past practice, in particular, to
(A)continue to collect its receivables and pay its creditors consistent with past practice, but in any event when due and payable, as well as any Taxes in accordance with applicable laws;
(B)maintain customer, supplier, licensor, licensee and other trade relationships in accordance with past practice and keep all material assets in good working condition (ordinary wear and tear excepted);
(C)comply with all relevant legal and regulatory requirements in all material aspects and with obligations under any agreements of the Company. In this context, “in all material aspects” means in a way not giving reason to fines, restrictions or withdrawal of licenses/permits or similar sanctions;
(ii)not to do any of the following:

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(A)take any measure for any merger or de-merger or any other type of restructuring, joint venture, partnership or business combination, any issue or redemption of shares, options or securities, or acquire any interest or participation in any business or Person;
(B)enter into transactions or negotiations with third Persons or take any measures that would inhibit or would otherwise materially interfere with the transactions contemplated hereunder;
(C)enter into, amend or terminate any agreement except in the ordinary course of business and on arm’s length terms;
(D)incur, assume or guarantee any indebtedness or create any Encumbrance for the benefit of any third Person or the Sellers;
(E)adopt any changes in its business policies or practices except as necessitated by applicable mandatory law;
(F)change or depart from the accounting (including, without limitation, valuation and consolidation) and taxation policies or practice of the Company except as necessitated by applicable mandatory law;
(G)license, transfer, terminate or let expire or elapse any Owned IP Rights;
(H)acquire, lease, license or sell any material assets or make any material investments or divestment other than (y) in the ordinary course of business, including the acquisition of inventory, equipment or machinery in the ordinary course of business, or (z) not in excess of EUR 100,000 (one hundred thousand Euro) in the aggregate;
(I)not to appoint, nor to revoke the appointment of any managing director of the Company or – other than foreseen under Clause 4.2(f) – to amend the terms (including the compensation) of the respective mandate of such managing director or of any employment agreements with employees of the Company as well as of any ancillary agreements thereto; regarding employment agreements this applies except as necessary according to mandatory law;
(J)establish, adopt or amend any employee benefit plan except as necessary according to applicable mandatory law; or
(K)agree to take any of the actions specified in this Clause 5(a)(ii);
(iii)to exchange to the extent permitted by applicable law all relevant information with respect to the Company with the Purchasers or their advisors and keep the Purchasers regularly informed about all material developments (in particular, regarding circumstances set out under (i) and (ii) above or reasonably likely to result in a Material Adverse Effect or breach of representations and warranties hereunder) related to the Company;

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(iv)to give, to the extent permitted by applicable law, upon advance notice during normal business hours adequate access to all the books and records, financial and operating data and other information, and to the premises and the management and advisors of the Company, to the extent reasonably required by the Purchasers in connection with the transactions contemplated hereunder including any acquisition financing of the Purchasers, and reasonably cooperate with the Purchasers in connection with such acquisition financing;
(v)to notify all counterparties of agreements concluded with the Company of the transfer of the Acquisition Shares to the Purchasers as contemplated by this Agreement where the omission to do so would constitute a breach under such agreement or otherwise entitle such counterparty to exercise any rights to the detriment of the Company under the respective agreement.
(b)Clause 5(a) shall not operate in particular as to restrict or prevent:
(i)the Sellers or the Company from undertaking any matter required by any law or authority;
(ii)any matter explicitly foreseen under this Agreement or undertaken at the request of or with the prior written consent of the Purchaser 2 (such consent not to be unreasonably withheld), email from Ms Mu Li or from Mr Srini Kaza to either Seller 1 or Seller 2 shall be sufficient; and
(iii)any matter explicitly foreseen in the business plan or budget provided to the Purchasers prior to the date hereof.
(c)The Sellers will use reasonable commercial efforts to terminate/amend, and shall also use their reasonable commercial efforts to cause the respective counterparty to the Company to agree to the termination/amendment, of the following agreements:
termination (or removal of first bullet point) of ancillary side letter with [***]; with effect latest as of the Closing Date and with no additional cost to the Company.
6.REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each of the Sellers, or where specifically indicated only particular Sellers specifically indicated on their own, hereby represents and warrants towards the Purchasers, subject to the terms and limitations set forth in Clause 7, the following as of the Signing Date and the Closing Date, or as of such other date specified in relation to a specific representation and warranty.
1.1.Status of the Sellers
(a)Only Seller 5 represents and warrants that Seller 5 is a company duly organized and validly existing under the laws of Germany.
(b)Every Seller only for himself/itself and regarding his own Acquisition Shares represents and warrants (i) to have full power and authority and to have received all requisite internal approvals (if required) to execute this Agreement and to consummate the

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transactions contemplated under this Agreement and that (ii) this Agreement, and any other documents or instruments to be executed by the Sellers pursuant to this Agreement, will, when executed, constitute legal, valid, binding obligations of him/it enforceable in accordance with their respective terms.
(c)Every Seller only for himself/itself and regarding his own Acquisition Shares represents and warrants that the execution of this Agreement and the fulfillment of the terms hereof do – subject to the FDI Clearance – not result in a breach of any applicable law, order, judgement or decree of any court or governmental authority or agency or of any agreement to which any of the Company or he/it or his/its Affiliates is a party or by which any of them is bound.
(d)Every Seller only for himself/itself represents and warrants that he/it is not insolvent or bankrupt within the meaning of the insolvency or bankruptcy laws applicable to him/its and there are no circumstances which could justify the opening of insolvency, reorganisation or other proceedings for the protection of or from creditors against him/its.
(e)Every Seller only for himself/itself and regarding his own Acquisition Shares represents and warrants that there is no action, suit, investigation or other proceeding pending or threatened against or affecting any of the Company or such Seller or their respective Affiliates before any court, arbitrator, governmental body, agency or official that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement or the transactions contemplated therein, and there are no circumstances likely to give rise to any of the foregoing.
1.2.Existence / Ownership of the Acquisition Shares
(a)The Company is a limited liability company duly established and validly existing and in good standing under Austrian law. It is not insolvent or bankrupt within the meaning of the insolvency or bankruptcy laws applicable to it and there are no circumstances which could justify the opening of insolvency, reorganisation or other proceedings for the protection of or from creditors. The Company has not initiated any proceedings for a compromise or arrangement with its creditors or for its dissolution, liquidation or reorganisation or the winding-up or cessation of its business. The Company is not in a crisis within the meaning of Sec 2 para 1 of the Austrian Act on Equity Replacement (Eigenkapitalersatzgesetz).
(b)The Company has a fully paid-up share capital (Stammkapital) of EUR 40,274 (Euro forty thousand two hundred and seventy four). The shares in the Company have been duly authorised and validly issued and are fully paid up in cash, such payments have been made in compliance with applicable laws and no share capital thereof has been repaid (whether openly or hidden); the shares in the Company are free of additional payment obligations.
(c)Subject to Preamble (C) and the trust relation involving Seller 1 and the Co-Signor described therein, the respective Acquisition Shares are in the respective Seller's sole, unrestricted and not Encumbered ownership as set forth in Clause 2.1 and the Sellers are entitled to freely dispose of the Acquisition Shares.

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(d)The Acquisition Shares represent approx. 90.96% (ninety point ninety six percent) of the share capital, the dividend rights and the voting rights of the Company. Regarding the sale and transfer of the Acquisition Shares to the Purchasers any pre-emptive rights, rights of first refusal, tag/drag along rights and any (other) rights of recourse of the Sellers have been validly and irrevocably waived and the approval of the shareholders' meeting of the Company for the sale, assignment and transfer of the Acquisition Shares has been validly and irrevocably granted. Every Seller only for himself/itself and regarding his/its own Acquisition Shares represents and warrants that upon Closing the Purchasers will acquire the sole, uncontestable legal and beneficial ownership in the Acquisition Shares, free and clear from any Encumbrances.
(e)The Company has not concluded and is not bound by any control agreements, silent partnership agreements or profit participation agreements; apart from the Sellers and the Purchaser 2 as the sole legal owners and the Sellers, the Purchaser 2 and the Co-Signor as sole beneficial owners of the shares in the Company as of Closing, there are no third Persons who have any claims against the Company to a participation in the assets, profits, revenues or otherwise in the corporate results of the Company or a claim to a profit-related or profit-based interest. This representation and warranty does not apply to regulations with employees or revenue or profit oriented regulations in license agreements, in each case to the extent they have been Disclosed.
(f)Neither the Sellers nor any of their respective Affiliates and related parties have any outstanding loan or other shareholder funding (with exception of already provided equity contributions) or credit support to the Company (or any rights associated therewith).
(g)The Company does not hold any participations in other companies with the exception of an approx. [***] shareholding in [***] ([***]).
1.3.Accounts
(a)The Accounts (as attached in Exhibit./6.3(a)) and the Estimated Closing Statement (in line with Exhibit./3.1(b)) have each been prepared with the care of a prudent businessman and in accordance with applicable laws, Austrian GAAP, on a consistent basis with the respective preceding financial statements, including the consistent use of any discretionary rights (Bilanzierungs- und Bewertungswahlrechte). The Accounts are each complete and correct and give in all material respects a true and fair view of (i) the assets and liabilities of the Company and of the state of affairs and the financial position as at their respective balance sheet date and (ii) the profits/losses of the Company for the financial year ended on the respective balance sheet date. Except as shown in the Accounts, the Company has no liabilities or obligations, whether accrued, contingent or otherwise, relating to any period prior to the effective date of the respective Accounts (Bilanzstichtag).
(b)The management accounts (for the year-to-date period 2023 attached hereto as Exhibit./6.3(b)) (i) have in all material respects been prepared with the diligence of a prudent business person by consistently applying the accounting rules and procedures established with and for the Company as used in previous periods for monthly accounts, and (ii) do not misstate in any material respect the assets and liabilities and earnings of

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the Company as of its date, taking into account their internal and working character and preparation based on the Company’s monthly financial statements closing process. To the extent deviations are non-material in the aggregate, they will not be considered a misstatement of the assets, liabilities and earnings of the Company. The materiality threshold for purposes of the foregoing sentence is set at 3% of the fiscal year 2022 revenues.
(c)Since 31 December 2021 (i) the Company has not sold, pledged or otherwise disposed of any of its material assets and, (ii) there has been no material deterioration in the assets, business, financial condition, results of operations or prospects of the Company, (iii) the Company has carried on its businesses in the ordinary and usual course and without any material interruption, change or reorganisation; (iv) the Company has not delayed any capital expenditure provided for in the business plan or budget; and (v) the Company has not been in default with payments to creditors. For the avoidance of doubt, the Parties agree that the granting of IP-licenses in the ordinary course of business in line with past practice is not considered as disposal of material assets according to this Clause.
(d)The books and accounting and other records of the Company have been maintained in accordance with applicable legal requirements on a proper and consistent basis and are to the Best Knowledge of the Sellers in all material respects up to date and contain complete and accurate details of the business activities and financial position of the Company.
(e)Without limiting the generality of the foregoing,
(i)the inventories shown in the Accounts are valued at the lower of cost or market, taking into account sufficient adjustments for obsolete or otherwise not marketable items;
(ii)sufficient adjustments (Abschreibungen, Einzel- und Pauschalwertberichtigungen) were made in the Accounts for doubtful accounts or non-collectible receivables, and the accounts receivable are good and collectible in the ordinary course of business without any withholding rights, rights of set-off or rights of deduction;
(iii)the provisions (Rückstellungen) in the Accounts cover all risks for which provisions have to be made according to applicable law and are sufficient to cover all liabilities relating to any period prior to the effective date of the respective Accounts (Bilanzstichtag) that are not reflected as liabilities; and
(iv)the financial position or earnings of the Company as reflected in the Accounts have not been influenced by (aa) inconsistencies of accounting practices, (bb) the inclusion of accounting policy changes, (cc) one-off income or expenditures of more than EUR 50,000 in the aggregate not related to the ordinary course of the business of the Company or (dd) any other factors rendering such results exceptionally high or low. The ordinary course of business of the Company comprises project related income and expenditures that exceed in the aggregate the amount stated in (cc) above and such income or expenditures shall therefore

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not be considered as “one off” even if they happened occasionally and not continuously.
1.4.Leased Real Property
(a)The Company does not own real property or any rights equivalent to real property (grundstücksgleiche Rechte), including superstructures, building rights or similar.
(b)Exhibit./6.4(b) contains a complete and accurate list of all real properties, buildings, rights in or to real property leased or rented by the Company ("Leased Real Properties"). The remaining lease or rental term for the Leased Real Properties is properly reflected in Exhibit./6.4(b). The agreements set forth in Exhibit./6.4(b) have neither been terminated nor threatened to be terminated until Signing. The Company has not engaged in any conduct which would entitle a contractual partner to terminate the relevant contractual relationship prematurely. The Company has the full and unrestricted right to use and the full and unrestricted possession of the Leased Real Properties leased or rented by it in line with the respective lease or rental agreement. With respect to the Leased Real Properties, there are no contractual or statutory change-of-control provisions, except for those provisions contained in the Austrian statutory lease law in Sec 12 a (§ 12a Mietrechtsgesetz) (if applicable), which would entitle the respective counterparty to terminate such lease or rental agreements, increase the rent/fees payable thereunder or in any other way alter the terms of such lease or rental agreements.
(c)The Leased Real Properties are (i) sufficient for the operation of the business of the Company as currently operated, (ii) maintained to an extent sufficient for the continued operation of the business and are in good and serviceable condition, normal wear and tear excepted, and (iii) not contaminated, through the cause of the Company, with any environmentally hazardous substances or substances requiring disposal, and to the Best Knowledge of the Sellers not otherwise contaminated with such substances.
1.5.Assets
(a)The Company has full and unrestricted title to, and undisturbed possession of, all tangible and intangible fixed assets which are required for the conduct and continuation of its business as currently conducted without any Encumbrance except for Encumbrances listed in Exhibit./6.5(a). For the avoidance of doubt, this representation and warranty does not apply to IP assets.
(b)All material fixed assets of the Company have been properly maintained and are in good and serviceable condition, normal wear and tear excepted.
(c)The Company owns and possesses all current assets and goods which are required for the conduct and continuation of its business as currently conducted not subject to any Encumbrances other than customary retention of title rights of suppliers except for leased assets as listed in Exhibit./6.5(c). For the avoidance of doubt, this representation and warranty does not apply to IP assets.
1.6.IT, Data Protection and E-Commerce

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(a)The Company either owns or holds valid leases and/or licenses to all computer hardware, software, networks and other information technology (collectively "Information Technology") which is used by or necessary for the Company to conduct its business as currently conducted.
(b)The Information Technology is in a condition suitable for use and has been regularly maintained; no material interruptions, data losses or similar incidents have occurred in the last 24 (twenty four) months. The Information Technology owned or used by the Company has the capacity and performance necessary to meet the requirements of the Company.
(c)The Company has not received any notice or allegation from any governmental authority or Person (i) alleging non-compliance with data protection laws or E-Commerce or (ii) claiming a right to compensation under data protection laws.
1.7.Intellectual Property
(a)Exhibit./6.7(a) includes for the Company a correct and complete list of all patents, patent applications, utility models (Gebrauchsmuster), registered designs (Geschmacksmuster), trademarks (Marken), design rights, copyrights, trade names, business and domain names, software protection rights, protected know-how and other intellectual property rights (gewerbliche Schutzrechte) and applications with respect to such rights (such rights, including source codes whether or not included in the list, the "IP Rights") owned by the Company and correctly states for each such IP Right the type, subject matter, applicable register or other identification data (the IP Rights listed in Exhibit./6.7(a) the "Owned IP Rights").
(b)Except as otherwise explicitly Disclosed in Exhibit./6.7(b) the Company is the unrestricted legal and beneficial owner of the Owned IP Rights listed in Exhibit./6.7(a) and no Owned IP Right is (i) Encumbered with any rights of any third Person, including, without limitation, Sellers or Sellers' Affiliates; or (ii) subject to any non-registered or otherwise pending transfer or other disposition or any sale, contribution or other contractual arrangement creating an obligation to transfer or to create, change or abolish any Encumbrances. The Company is free to dispose of the Owned IP Rights in any manner, and such dispositions do not violate any legal obligations of the Company.
(c)The Company has properly maintained and is continuing until the Closing of this Agreement to properly maintain the Owned IP Rights, in particular to apply in a timely manner for renewals and to pay when due all registration fees. There are no cancellation or annulment proceedings with respect to the Owned IP Rights pending or threatened.
(d)Exhibit./6.7(d) includes for the Company a list of all IP Rights licensed or sub-licensed by any third Person (including, without limitation, Sellers or Sellers' Affiliates) to the Company, and correctly states for each such IP Right the type, subject matter, applicable register or other identification data, if any, the licensor and the date of the license agreement (the IP Rights listed in Exhibit./6.7(d) (the "Licensed IP Rights"). All agreements providing for a license to the Company of any rights to use any Licensed IP

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Rights are in full force and effect, have been granted at arm’s length terms and are enforceable against the licensor in accordance with their terms.
(e)Except as otherwise explicitly Disclosed in Exhibit./6.7(e), the Company is the unrestricted legal and beneficial owner of all business information (whether embodied in written, electronic or magnetic form), trade and/or business secrets, unpatented inventions and other tangible or intangible information, including all documentation on research & development (encompassing without limitation research materials, test data, product data and safety data) in relation to the business of the Company ("Know-How"). To the Best Knowledge of the Sellers, the Company is free to dispose of the Know-How in any manner, and such dispositions do not violate any legal obligations of the Company. All Know-how is adequately documented in writing. The Company has taken all commercially reasonable steps necessary to protect Know-How, including, without limitation, adequate security measures.
(f)The Owned IP Rights and Licensed IP Rights, including Know-How, are sufficient to allow the Company to conduct and continue its business as currently conducted prior to and as of the Signing Date.
(g)Except as otherwise explicitly Disclosed in Exhibit./6.7(b), the Company has not granted any license rights or other rights of use to the Owned IP Rights or Licensed IP Rights except for non-exclusive licenses to customers, distributors and suppliers granted in the ordinary course of business.
(h)The Owned IP Rights and Licensed IP Rights have not been challenged (angegriffen) by any third Person; no such challenge has been threatened in writing and according to the Best Knowledge of the Sellers there are no circumstances which would give rise to such challenge. None of such IP Rights is subject to any pending judgment, injunction, order or decree issued against any of the Sellers or the Company restricting the use thereof by it or restricting the licensing thereof by it to any third Person.
(i)The Company does not infringe upon (verletzt) any IP Right or other right of any third Person (including without limitation those of Sellers and Sellers' Affiliates). No such infringement has been asserted in writing. To the Best Knowledge of the Sellers neither the Technical University of Vienna nor any third Person (including without limitation Sellers and Sellers’ Affiliates) infringes upon any of the Owned IP Rights or the Know-How.
(j)There are no proceedings, actions or claims pending or threatened in writing and received by the Company or any of the Sellers, against any Seller and/or the Company, and neither a Seller nor the Company has received (directly or through a third party) a written communication, (i) impugning the title, validity or enforceability of any of the Owned IP Rights; (ii) opposing or seeking invalidation or revocation of any of the Owned IP Rights; or (iii) asserting that the use by the Company of any IP Rights infringes or misappropriates, or has infringed or misappropriated, the rights of any third Person.
(k)Except as Disclosed in Exhibit./6.7(k) the Sellers represent and warrant the following: all employee inventions forming part of the Owned IP Rights have been validly claimed and

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belong to the Company. All current or former employees have been fully and completely compensated for inventions or other intellectual achievements, of which the Company was notified until the date of this Agreement or which are known to the Sellers, as far as possible according to applicable law. Previous and current managing directors or other executives of the Company have completely transferred to the extent legally possible their rights in respect of inventions and other intellectual achievements (other than copyrights which are by nature not transferable) made or acquired during their period of service for the Company, to the Company. None of them has any compensation claims.
1.8.Licences and Permits
(a)The Company has all necessary licences, concessions, approvals, authorisations and permits (collectively "Permits") required for the conduct and continuation of its business as currently conducted and all such Permits are in full force and effect and are not subject to any unusual or onerous conditions.
(b)The Company is in all material respects compliant with the Permits. There are, in particular, no actions or other proceedings for fines, penalties or which seek the revocation, withdrawal, amendment or challenge of any Permits and there are no unfulfilled or outstanding conditions or instructions imposed by authorities which would materially adversely affect the business operations of the Company or require material investments or expenses by the Company. There is no event or circumstance, which could reasonably be expected to result in a fine, penalty or the revocation, withdrawal, amendment or challenge of any Permits where such revocation, withdrawal, amendment or challenge could reasonably be expected to have a material adverse effect on the business or the financial situation of the Company.
1.9.Compliance with Laws
The Company conducts its respective business and corporate affairs in all material respects in compliance with all applicable laws and regulations and agreements in each country in which its business is carried on and it has not received any demands, notices or claims of non-compliance that Sellers have not Disclosed to the Purchasers. In particular, the Company complies with all applicable laws and regulations, permits, official requirements and conditions as well as with orders, decrees or rulings of, or restrictions imposed by, any court or authority in particular in connection with (i) environmental and waste management law, (ii) labor law and employee protection as well as laws related to health and safety, (iii) all applicable Sanctions Laws and Regulations, (iv) competition and anti-trust law, (v) e-commerce and data protection legislation and (vii) trade law. This Clause 6.9 also extends to compliance in the past, if and to the extent a past non-compliance could still result in fines, penalties or other claims against the Company.
1.10.Material Agreements
(a)Exhibit./6.10(a) includes for the Company a list of the following agreements with a third Person with respect to which the primary contractual obligations have not yet been fully performed, and correctly state for each such agreement the type of agreement, parties,

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date and nature (including of any ancillary agreements, amendments, side letters and similar documents) (such agreements the "Material Agreements“):
(i)agreements for research and/or development of products, technologies, processes, designs, software and other forms of cooperation or similar purposes;
(ii)credit or financing agreements (active and passive) or any instruments collateralizing or securing any indebtedness of the Company as well as subsidies/state aid agreements with the Company;
(iii)agreements to sell or otherwise dispose of any assets with a fair market or replacement value in excess of EUR 30,000 (Euro thirty thousand);
(iv)agreements relating to capital expenditures involving an amount exceeding EUR 30,000 (Euro thirty thousand);
(v)license agreements with the Company as licensee or licensor;
(vi)agreements with the top ten customers based on sales in the last fiscal year;
(vii)agreements with the top ten suppliers based on supplies in the last fiscal year;
(viii)agency agreements, agreements with independent dealers and distributors, franchise agreements or other distribution agreements;
(ix)consultancy agreements providing for an annual remuneration in excess of EUR 30,000 (Euro thirty thousand);
(x)any contractual arrangements of the Company (as beneficiary or obligor) providing for a non-compete and/or non-solicitation and/or confidentiality protecting IP Rights and/or Know-How; and
(xi)as of the Closing Date, the agreements being Closing Conditions referred to in Clause 4.2(f).
(b)Furthermore, the term Material Agreements and the Exhibit./6.10(a) also include all agreements of the Company with co-shareholders (whether corporate or contractual) of the [***] ([***]) and no such agreements provide for any put, call, pre-emption, right of first refusal, right of first offer, tag, drag, termination, discontinuation, acceleration or other comparable right of such co-shareholders that might be triggered by the transactions contemplated hereunder.
(c)Except as Disclosed in Exhibit./6.10(c) each of the Material Agreements is in full force and effect and is enforceable against the parties thereto in accordance with their terms. No party to a Material Agreement has given notice of termination or indicated that it will give notice of termination, and no circumstances exist which give any party to a Material Agreement the right to terminate or modify such Material Agreement; no party to a Material Agreement is in material breach of or in default under a Material Agreement; the execution or consummation of this Agreement or the transactions contemplated therein do not trigger any change-of-control rights of any party to a Material Agreement (in

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particular, rights to terminate, discontinue, accelerate or in any other way alter the terms of such Material Agreement).
(d)The Company (i) has, except to Affiliates of the Purchasers, only sold two [***] machines in total, one to [***] and one to [***] , and (ii) was, at the time of any sales of machines produced by it, not aware and had no indications that any machines sold by it were intended for use in the dental, orthodontics or cranial facial fields.
1.11.Affiliate Contracts
(a)Exhibit./6.11(a) lists those Affiliate Contracts which are still valid.
(b)All Affiliate Contracts are entered into and are and have been consummated on arm’s length terms.
1.12.Product Liability
(a)To the Best Knowledge of the Sellers the products designed, manufactured or distributed and the services rendered by the Company prior to the Closing Date do not suffer from any defects which give or could give rise to any product liability or warranty claims and no such claims have been raised against the Company.
(b)The Company produces, sells and distributes its goods and products and has done so for the past five (5) years in compliance with all applicable regulatory, contractual or other regulations and requirements, and to the Best Knowledge of the Sellers, with all other applicable legal requirements, safety standards and technical norms.
1.13.Employment Law
(a)The key employees of the Company are listed, together with their salaries, bonuses, pension entitlements and all other entitlements and benefits, in Exhibit./6.13(a) (such persons the "Key Employees") and no such Key Employee has given or received notice of termination of his or her employment and to the Best Knowledge of the Sellers no such employee has any current intention of giving such notice.
(b)The Company has complied with its respective obligations (including health and safety obligations) to or in respect of all its respective employees and former employees arising out of or in connection with their terms and conditions of employment and/or with any relevant requirement under applicable law including any judgments, decisions, orders and awards made in respect of any of them and no amount due (irrespective of whether such amount is due by law, under an agreement, under a collective bargaining agreement or for any other legal reason) to or in respect of any employee or former employee is in arrears and unpaid (including holiday pay and bonuses except claims reflected in the management accounts (Exhibit./6.3(b)) for which sufficient accruals/reserves/provisions have been made) other than salary for the month current at the date of this Agreement. The Company has made all filings and taken all actions required to be made or taken under applicable labour laws.
(c)Except as Disclosed in Exhibit./6.13(c), the Company (i) does not have a share incentive scheme, share option scheme or profit-sharing scheme or (ii) is not bound by any

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severance payment commitments, pension, life-insurance or similar commitments (apart from the statutory severance payment scheme and the statutory pension scheme of the state), in each case in relation to its respective active and former managers and employees.
(d)Except as Disclosed in Exhibit./6.13(d), there are, apart from statutory applicable collective bargaining agreements, no other collective bargaining agreements (Kollektivverträge) or works agreements (Betriebsvereinbarungen) or company practices (betriebliche Übungen) in respect of employees to which the Company is or is required by law to be a party.
(e)During the last five (5) years, the Company has not been affected by strikes, collective labor disputes or other labor disturbances.
1.14.Taxes
(a)The Company has (i) fulfilled all its obligations in connection with Taxes and has in particular filed all Tax returns, reports, notices and all other information required to be supplied to the Tax Authorities within the respective time limits and all such returns, reports, notices and other information were complete and accurate, and (ii) timely paid all Taxes that have become due for payment in full, in particular, all Taxes which the Company is or was required to withhold or collect according to applicable laws and regulations have been duly withheld or collected when due or (iii) obtained and filed or kept the required documentation according to applicable law in case an exemption was claimed.
(b)The Company is not involved in any dispute with any Tax Authority and there are no Tax related audits, investigations or disputes initiated or indicated by a Tax Authority against or with respect to the Company.
1.15.Litigation and Investigations
(a)The Company is not involved in or subject to any material civil, criminal, arbitration, regulatory, administrative, enforcement or other claim, dispute, litigation, lawsuit, court or governmental or regulatory authority decision or proceedings in any jurisdiction and no such proceedings are pending or threatened by or against the Company. To the Best Knowledge of the Sellers there are no circumstances which may be expected to result in any such proceedings.
(b)Neither the Company nor, to the Best Knowledge of the Sellers, any of its directors or officers, in their capacity as such, are subject to any proceedings, investigations or enquiries by any governmental, administrative, fiscal, regulatory or other body and no such proceedings, investigations or enquiries are currently pending, threatened or expected.
1.16.Insurance
(a)The Company is currently appropriately insured against all risks, for such amounts for which a prudent businessman in the area of business of the Company would usually be

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insured, including, without limitation, third party liability, fire (and other comparable risks), damage and product liability insurance (for the avoidance of doubt, the term appropriately shall refer, without limitation, to a coverage which is sufficient to adequately cover such risks) and there is no liability or loss that might not have been appropriately insured in the past which is not fully reflected in the Accounts (Exhibit./6.3(a)) or the management accounts (Exhibit./6.3(b)).
(b)All insurance contracts of the Company are in full force and effect and will remain in full force and effect irrespective of the consummation of the transactions contemplated by this Agreement. The Company is not in arrears with the payment of insurance premiums or has failed to comply with any obligations under the policies.
1.17.Subsidies
Except as Disclosed in Exhibit./6.17 the conclusion of this Agreement as well as the consummation of this Agreement and the transactions contemplated thereunder do not give any grantor of a subsidy or a public aid a right to terminate, accelerate, claim repayment or in any other way alter the terms of the subsidies and/or public aids received by the Company.
1.18.Bribery and Corruption
The Company and every Seller only for himself/itself and, to the Best Knowledge of the Sellers, their respective current and former directors, officers and employees have in the course of their respective duties complied with all Anticorruption Laws. None of the Company and the Sellers nor, to the Best Knowledge of the Sellers, any of their respective current and former directors, officers and employees are involved in any proceedings in relation to an alleged bribery or corruption offence, nor are any such proceedings pending or threatened by or against any of the Company, the Sellers or any current or former director, officer or employee of the Company or the Sellers.
1.19.All Relevant Information
All documents and information disclosed or otherwise provided by the Sellers or the Company to the Purchasers in the Disclosure Exhibits, in e-mails sent to Ms Mu Li and Mr Allan Kiang marked “DISCLOSURE” in the header/subject line, or in the Data Room according to the Data Room Index, are true, correct, not misleading and, compared to the information and data requested by the Purchasers, complete.
7.LIABILITY, REMEDIES, LIMITATIONS, EXCLUSION OF CLAIMS
7.1.Notice of Claims
All claims asserted against the Sellers for breach of a representation and warranty pursuant to Clause 6 shall be raised by the Purchasers by giving written notice to the Sellers with the basis of such claim and available documents evidencing such claim within forty five (45) Business Days after (i) a Purchaser has become actually aware of the breach of a representation and warranty under this Agreement or (ii) receipt by a Purchaser of a written notice of any claim made or threatened to be made by any third Person which may give rise to a claim hereunder. Failure by the Purchasers to give notice within the period specified above shall exclude or limit

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the rights of the Purchasers to make a claim only if and to the extent that such non-compliance has caused or increased the Sellers' liability under this Agreement.
7.2.Remedies
(a)With respect to a breach of a representation and warranty under this Agreement notified by the Purchasers to the Sellers pursuant to Clause 7.1, the Sellers have the opportunity to create, within forty five (45) Business Days after receipt of such notice of breach by the Sellers, at their own expense the position (either in kind or through the payment of an equivalent amount) which would have existed had the respective representation and warranty of the Sellers been true and correct (Verbesserung/Naturalrestitution). If and to the extent the Sellers do not want or are not in the position to perform this kind of remedy, the Purchasers may claim for payment of the monetary compensation in the amount of all damages (whether direct, indirect, incidental or consequential), including, but not limited to, lost profits, interest, fines, Taxes, penalties, costs (including reasonable legal, accounting and other fees and expenses of professional advisors) and other losses (collectively "Damages") which the Purchasers and the Company, respectively, have suffered or incurred and would not have suffered or incurred if the representation and warranty in question had been true and correct.
(b)For taxation reasons, any payment made by the Sellers to the Purchasers as monetary compensation in respect of a breach of a representation and warranty shall be treated as a reduction of the Final Purchase Price (Preisminderung) independently whether it would be a payment for damages (Schadenersatz) or based on other legal grounds such as performance under warranty (Gewährleistung).
7.3.No Other Representation or Warranty
(a)The Purchasers acknowledge that, other than as expressly provided in Clause 6, the Sellers have not made any guarantee, representation or warranty pertaining to the subject matter of this Agreement and Clauses 6 and 7 contain the exclusive remedies for any kind of claim for a breach of a representation or warranty under Clause 6.
(b)Each of the representations and warranties referred to in Clause 6, shall be construed as a separate one and shall not be otherwise limited or restricted by reference to or inference from the terms of any other representation and warranty except as explicitly stated.
7.4.Statute of Limitations
All claims asserted against the Sellers for breach of a representation and warranty under this Agreement shall be time-barred (verjährt) – to avoid that a claim becomes time-barred the Purchasers shall file such claim with the courts competent according to Clause 14(b) of this Agreement before expiration of the term –
(a)in relation to a representation and warranty referred to in Clause 6.14 (Taxes), if a Tax proceeding has not been commenced by a Tax Authority within six (6) years from the Closing Date, but if such Tax proceeding has been commenced within six (6) years from the Closing Date, upon the expiration of six (6) months after the final and formal as well

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as materially conclusive assessment of the relevant Taxes (including, if applicable, exhaustion of all extraordinary legal remedies);
(b)in relation to a representation and warranty referred to in Clause 6.1 (Status of the Sellers) or Clause 6.2 (Existence / Ownership of the Acquisition Shares) after five (5) years from the Closing Date;
(c)in relation to a representation and warranty referred to in (A) Clause 6.7 (Intellectual Property) other than Clause 6.7(f) or 6.7(i), or (B) in Clause 6.15 (Litigation and Investigations), after three (3) years from the Closing Date
(d)in relation to (A) a representation and warranty referred to in Clause 6.7(f) or 6.7(i), (B) all other representations and warranties not referred to above in Clauses 7.4(a) to 7.4(c) after two (2) years from the Closing Date;
provided that if a Third Party Claim which could give rise to a claim for breach of a representation or warranty referred to under any of the Clauses 7.4(b) through 7.4(d) is raised within the limitation periods specified in such Clauses, claims against the Sellers for breach of a respective representation and warranty shall be time-barred (verjährt) upon the expiration of six (6) months after the final and formal resolution of the respective Third Party Claim (including, if applicable, exhaustion of all extraordinary legal remedies).
7.5.No Multiple Recovery
The Purchasers shall not be entitled to multiple recovery, including in the event any circumstances constitute a breach of more than one representation and warranty or result in an indemnity claim under Clauses 10 or 11.
7.6.Mitigation of Losses and Damages
This Clause 7 shall not restrict or limit the obligation of the Purchasers to mitigate any loss or damage which they may suffer in consequence of a breach of a representation and warranty of the Sellers under this Agreement in accordance with applicable law.
7.7.Thresholds and Cap
(a)The Purchasers shall not be entitled to be paid any sum in respect of a claim for a breach of a representation and warranty pursuant to Clause 6 unless (i) such claim towards the Sellers exceeds on a stand-alone basis the amount of EUR 30,000.00 (thirty thousand Euros) (the "Qualifying Claim") and (ii) the liability of the Sellers to Purchasers in respect of such Qualifying Claim exceeds when aggregated with the aggregated liability of the Sellers hereunder in respect of all other Qualifying Claims, the sum of EUR 150,000.00 (one hundred fifty thousand Euros) (the "Threshold"), in which case the entire amount and not only the excess amount shall be payable.
(b)Subject to Clause 7.7(c), the total liability of the Sellers for a breach of a representation and warranty pursuant to Clause 6 in the aggregate shall not exceed an amount of 35% (thirty five percent) of the Final Purchase Price received by each individual Seller, except that in respect of a breach of the representations and warranties given in Clause 6.1 (Status of the Sellers) and Clause 6.2 (Existence / Ownership of the Acquisition Shares)

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the total liability of the Sellers shall not exceed an amount of 100% (one hundred percent), provided that in relation to a breach of a representation or warranty under Clauses 6.7(f) or 6.7(i) the total liability of the Sellers shall not exceed an amount of 10% (ten percent) which shall constitute a basket separate from the 35% (thirty five percent) cap set out above. For the avoidance of doubt, even if the joint and several liability (Clause 1.4) applies, under the foregoing sentence the aggregate amount of liability for each individual Seller shall not exceed the caps set out above.
(c)The total liability of the Seller 5 for a breach of a representation and warranty (i) given in Clause 6.1 (Status of the Sellers) and Clause 6.2 (Existence / Ownership of the Acquisition Shares) shall not exceed an amount of 100% (one hundred percent) of the Final Purchase Price received by Seller 5, and (ii) given in Clauses 6.3 through 6.19 shall be limited to the Escrow Amount held in escrow on the escrow account subject to and in accordance with the Escrow Agreement.
7.8.Reduction and Limitation of Claims
In addition to Clause 7.6, the liability of the Sellers shall be excluded or reduced, as the case may be, if and to the extent that:
(a)the Purchasers or the Company have/has actually recovered from any third Person any sum in respect of the same matter to which a claim relates; or
(b)the circumstances constituting the breach of a representation and warranty have been Disclosed; or
(c)a specific provision or reserve for the fact, matter or circumstance underlying the liability of the Sellers has been made in the Closing Accounts reducing the Final Purchase Price.
(d)the Purchasers did not bring to the attention of the Sellers existing breaches of a representation or warranty under Clause 6 of this Agreement, of which Purchasers were actually aware prior to the Signing of this Agreement.
This Clause 7.8 shall not apply for any claims asserted by the Purchasers based on a breach of a representation and warranty set forth in Clause 6.1 (Status of the Sellers) and Clause 6.2 (Existence / Ownership of the Acquisition Shares) and Clause 6.19 (All Relevant Information).
7.9.Third Party Claims
(a)The Purchasers shall notify the Sellers as soon as reasonably practicable, but in any event within 15 (fifteen) Business Days, of any claims or disputes raised by any third Person in writing before ordinary and extraordinary courts, arbitral courts, administrative, regulatory, social security, Tax or other authorities that arise after Closing and which may cause the Sellers to be liable to the Purchasers under the terms of this Agreement (herein collectively "Third Party Claims").
(b)The Purchasers shall, and shall procure that the Company, assist and cooperate with the Sellers, acting reasonably, in relation to the handling of any Third Party Claim. In particular, the Purchasers (i) shall, and shall, subject to applicable law, procure that the

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Company, provide the Sellers without undue delay with all information available for the defence of Third Party Claims and regularly update any information relating to Third Party Claims; (ii) provided that the Sellers have unconditionally assumed in writing towards the Purchasers their liability in full under this Agreement for any loss or liability for the Company or the Purchasers under or in connection with a Third Party Claim, shall obtain the prior written approval of the Sellers for any admission, waiver, acknowledgement, compromise, agreement, withdrawal of action or settlements regarding Third Party Claims; and (iii) shall, and shall, subject to applicable law, procure that the Company, allow the Sellers' legal counsel to participate in any proceedings, audits, meetings or other hearings relating to Third Party Claims at any time (or inform the Sellers as reasonably practical of any outcome of meetings or discussions if the Sellers were not present).
8.REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
(a)The Purchasers hereby represent and warrant (each individually for itself) the following as of the Signing Date and of the Closing Date, except for those representations and warranties which are explicitly given as of a specific date which shall be given as of such time only:
(i)The Purchaser 1 is a company duly organized and validly existing under the laws of Austria. The Purchaser 2 is a company duly organized and validly existing under the laws of Switzerland.
(ii)The Purchaser 1, respectively Purchaser 2, has full corporate power and authority and has received all requisite corporate approvals to execute this Agreement and to perform its obligations hereunder.
(iii)Subject to regulatory clearances, this Agreement constitutes, and the agreements contemplated hereunder to be executed by the respective Purchaser will, when executed, constitute legal, valid and binding obligations of the respective Purchaser enforceable against the respective Purchaser in accordance with their respective terms.
(iv)The execution of this Agreement and the fulfillment of the terms hereof do not result in a breach of any material contract to which the respective Purchaser is a party.
(v)As of the date hereof, to the best knowledge of the respective Purchaser, there is no lawsuit or proceeding pending or threatened against the respective Purchaser before any court, arbitration tribunal or governmental authority which challenges or seeks to prevent the execution or consummation of this Agreement.
(vi)The Purchasers are not insolvent or bankrupt within the meaning of the insolvency or bankruptcy laws applicable to them.
(vii)In the period from Signing to Closing, the Purchasers and their Affiliates being the most important customers of the Company and the Purchaser 2 being co-

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shareholder of the Company shall maintain the business relationship with the Company in ordinary course and refrain from materially changing their existing long term business practices with and conduct towards the Company.
(b)Clauses 7.1, 7.2(a), 7.3, 7.4(d), 7.5, 7.6, 7.7 (with the cap of 10% (ten percent) applying) and 7.8 shall apply mutatis mutandis to any claims of the Sellers against the Purchasers for a breach of a representation or warranty, declaration or other obligation under this Agreement by the Purchasers.
9.FURTHER COVENANTS OF THE PARTIES
9.1.Non-Compete and Non-Solicitation
(a)For a period of three (3) years from the Closing Date, each of the Sellers (other than Seller 5) and the Co-Signor shall refrain, and shall procure that its respective Affiliates refrain from:
(i)engaging in or promoting, directly or indirectly, any activity in the geographic (including, in particular, Europe (geographically), USA and Japan as well as any other countries into which the Company has sold a Caligma or Cerion printer in the 3 (three) years prior to Closing, if any) and business, including, in particular, any activity or action with the goal to develop, establish, sell, provide, trade with or make commercially available lithographic generative (layer-by-layer) production technology based on the Company’s Hot Lithography Approach and/or based on the Company’s IP portfolio or trying to circumvent the Company’s IP portfolio in terms of making high viscous and tough photopolymer materials processable in Additive Manufacturing processes (any of such business activities a "Competing Activity"). For the avoidance of doubt, Competing Activity does not include the usage of the aforementioned Additive Manufacturing technology to produce parts for various industries and providing services to third parties by producing such parts.
(ii)holding, directly or indirectly, any equity interest in any legal entity engaging, directly or indirectly, in any Competing Activity, except for equity interests that are held as financial investment only and do not exceed 5% (five percent) of the share capital and the voting rights of the respective legal entity or otherwise confer the possibility to exert influence over the management or the business of the respective legal entity;
(iii)serving as a representative for any individual person or legal entity engaging, directly or indirectly, in any Competing Activity; or
(iv)selling or otherwise making available, directly or indirectly, to any individual person or legal entity engaging, directly or indirectly, in any Competing Activity any know-how or other elements of goodwill, trade secrets or other information of a confidential nature of the Company.

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(b)In the case of a breach of the obligations in Clause 9.1(a), the Damages of Purchasers for which the respective breaching party shall be liable as a result thereof shall include, without limitation, any Damages suffered by the Company. In addition to any other remedies available to Purchasers under this Agreement or applicable law, the respective breaching party shall pay to Purchasers irrespective of fault a penalty of EUR 200,000 (Euro two hundred thousand) for each individual breach of any of the obligations set out in Clause 9.1(a) by any such breaching party. If a breach continues for more than sixty (60) days, such continuation shall be regarded as a new and separate breach within the meaning of this Clause 9.1(b). Purchasers shall not be deemed to have waived the requirement of the Sellers and the Co-Signor, and the Sellers and the Co-Signor shall not be deemed to be relieved of their obligation, to comply with the obligations of Clause 9.1(a) by Purchasers accepting payment of such penalty or seeking any other remedy available to which Purchasers may be entitled under this Agreement or applicable law. For the avoidance of doubt, in case of a breach of Clause 9.1(a) by any of the Sellers' and/or Co-Signor's Affiliates, such breach shall be treated as a breach by the respective Seller and/or Co-Signor (as applicable) whose Affiliate is in breach with Clause 9.1(a).
(c)For a period of three (3) years from the Closing Date, the Sellers and the Co-Signor shall refrain, and shall procure that their respective Affiliates refrain, from:
(i)influencing or attempting to influence any customer, supplier, consultant or other third party maintaining a contractual or other business relationship with the Company to terminate or discontinue such relationship or to reduce the volume of goods or services provided thereunder;
(ii)soliciting or attempting to solicit the service or employment of any current or future director, officer or employee of the Company; or
(iii)directly or indirectly enticing away any of the Company's officers, employees, other staff and consultants or contractual partners, nor to induce or influence any of them to terminate the respective contractual relationship with the Company (for the avoidance of doubt, this Clause 9.1(c) shall not be deemed fulfilled if an employee of the Company is employed as consequence of a job advertisement addressed to the general public).
Clause 9.1(b) shall apply mutatis mutandis, provided that the penalty for each case of breach by the Sellers and/or the Co-Signor of the obligations in this Clause 9.1(c) shall be EUR 200,000 (Euro two hundred thousand).
(d)The Parties understand and agree that in the case of a breach by the Sellers and/or the Co-Signor of the obligations in this Clause 9.1, the remedies available to Purchasers under this Agreement may not be sufficient to indemnify Purchasers and the Company fully against all damage, and that therefore Purchasers shall be entitled to enforce any claims for specific performance and injunctive relief without having to establish irreparable harm and without having to provide a bond or other collateral.

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(e)For the avoidance of doubt, the Co-Signor's basic research activities conducted in the field of resins for hot lithography at the Technical University of Vienna (Technische Universität Wien – "TU Vienna") without any commercial goal or purpose, and not based on the Company’s IP portfolio or trying to circumvent the Company’s IP portfolio, shall not fall under para. (a) of Clause 9.1, it being further understood that (i) in accordance with university regulations and statutory provisions the Co-Signor must immediately inform TU Vienna about any IP generated and has no influence on TU Vienna’s actions regarding the generated IP, and (ii) the Co-Signor's activity as head of the research group "Polymer Chemistry and Technology” at the TU Vienna has, without prejudice to applicable non-disclosure obligations, no means to restrict the scientific freedom and activities of the junior research group leaders.
9.2.Post Closing Actions
(a)Within 90 days following Closing, the Purchasers or Purchasers’ Affiliates shall provide certain employees of the Company, other than Seller 1 and Seller 2, with an award of restricted stock units of Align Technology, Inc. and/or cash bonuses and shall also reserve an amount for sign-on awards for employees to be hired by the Company after Closing. Seller 1 and Seller 2 shall negotiate with Purchasers in good faith to determine which employees shall receive such awards and their amount and form for each such employee. The total aggregate amount for the awards under this Clause 9.2(a) shall be approximately EUR 3.8 million (three million eight hundred thousand). The terms of any awards made pursuant to this Clause 9.2(a) are subject to the terms and conditions, including the vesting schedule, of the Align Technology, Inc. 2005 Incentive Plan (as amended).
(b)To the extent not implemented prior to Closing, following Closing the Sellers shall provide all reasonable assistance that is legally within their possibilities and with no cost to the Sellers to enable the Purchasers to implement, where appropriate solely in the view of the Purchasers and to the extent permitted by applicable law, including applicable employment law, (i) new contracts or amendments of the contracts with Company employees to improve protection of the Company in respect of its IP rights, confidential information and non-competition and non-solicitation provisions, (ii) improvements of practices and documents of the Company to ensure compliance with applicable data protection laws and regulations and (iii) improvements and expansions (territorial, contractual and other) of the protection of IP rights of the Company.
10.TAX INDEMNITY
10.1.General
(a)Subject to the provisions of this Clause 10, the Sellers shall indemnify and hold harmless (freistellen) Purchasers, and/or at Purchasers' election the Company, from and against any and all Taxes (as well as any losses, liabilities, costs and expenses, including court fees, attorneys and other professional fees, demands and damages in connection with such Taxes) imposed on, assessed against or payable by, the Company and allocable to any periods or portions thereof ending on or before the Closing Date

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(including by reference to any income, profits or gains which were earned, accrued or received on or before Closing or in respect of any period ending on or before Closing) if and to the extent that such Taxes have not been fully paid on or prior to the Closing Date or have not been specifically provided for as a provision or liability in the Closing Accounts (the "Indemnifiable Taxes").
(b)On the Purchasers' demand the Sellers shall pay an amount equal to 90.96% (ninety point ninety six percent) of the Indemnifiable Taxes to the Purchasers or, at Purchasers' election, to the Company. For the avoidance of doubt, if any Indemnifiable Tax is directly imposed on, assessed against or payable by, the Purchasers, the Sellers shall indemnify 90.96% (ninety point ninety six percent) of such Indemnifiable Tax.
(c)Sellers shall make payment hereunder at the latest on the date when the Company has to pay the respective Indemnifiable Taxes.
(d)The Indemnifiable Tax shall be reduced (on a discounted basis and excluding penalties and late payment interest) if and to the extent it gives rise to a corresponding Tax reduction or benefit relating to any Taxes arising after the Closing Date at the level of the Company.
10.2.Cooperation in Tax Matters
Without prejudice to the indemnification obligation of the Sellers hereunder, Clause 7.9 shall apply mutatis mutandis to any matters which may give rise to an Indemnifiable Tax including the conduct of any inquiry, examination, audit, investigation, negotiation, dispute, appeal or litigation in respect of any Indemnifiable Tax.
10.3.Time Limitation and Cap
(a)Any claims of Purchasers under Clause 10 shall be time-barred (I) if a Tax proceeding has not been commenced by a Tax Authority within six (6) years from the Closing Date but (II) if such Tax proceeding has been commenced within six (6) years from the Closing Date, upon the expiration of six (6) months after the final and formal as well as materially conclusive assessment of the relevant Taxes (including, if applicable, exhaustion of all extraordinary legal remedies).
(b)The cap of 35% (thirty five percent) set out above under Clause 7.7(b) shall also apply to any indemnification obligation of the Sellers under this Clause 10, provided, however, that the liability of Seller 5 under this Clause 10 shall be limited to the Escrow Amount held in escrow on the escrow account subject to and in accordance with the Escrow Agreement.
11.OTHER SPECIFIC INDEMNITIES
(a)Subject to the provisions of this Clause 11, the Sellers shall indemnify and hold harmless (freistellen) Purchasers, and/or at Purchasers' election the Company, from and against all Damages resulting from or associated with:

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(i)any grantors of subsidies (loans or grants), state-aids or similar (which have been granted and paid to the Company prior to Closing) claiming total or partial repayment, increased interest rates or fines (including, without limitation, the repayment amount of any grants itself) (A) triggered by the transactions contemplated under this Agreement, (B) due to any non-compliance prior to Closing with the terms and conditions applicable to such subsidies (loans or grants), state-aids or similar;
(ii)the business activities of the Company in Japan prior to Closing, including without limitation the secondment of [***] or any other employee or representative of the Company to Japan and/or the maintenance of an office lease/business premises or presence in Japan prior to Closing (including in all cases, without limitation, any non-compliance with, or adverse consequences under, applicable employment, social securities and Tax laws);
(iii)any potential non-compliance of the Company prior to Closing with applicable employee protection regulations, minimum wage regulations or overtime regulations for working time, anti-trust, competition or trade laws, data protection regulations (in particular GDPR);
(iv)any payments triggered by or otherwise associated with the termination of the service agreement of Seller 1 in his position as managing director of the Company;
(b)Without prejudice to the indemnification obligation of the Sellers hereunder, Clause 7.9 shall apply mutatis mutandis to any matters which may give rise to a specific indemnity set out under Clause 11(a) above.
(c)Any claims of Purchasers under Clause 11 shall be time-barred, if a claim associated with any of the foregoing has not been raised, in each case within two (2) years from the Closing Date, but if such claim has been raised within two (2) years from the Closing Date, upon the expiration of six (6) months after the final and formal as well as materially conclusive termination of the relevant proceedings regarding such claim (including, if applicable, exhaustion of all extraordinary legal remedies).
(d)The cap of 35% (thirty five percent) set out above under Clause 7.7(b) shall also apply to any indemnification obligation of the Sellers under this Clause 11, provided, however, that the liability of Seller 5 under this Clause 11 shall be limited to the Escrow Amount held in escrow on the escrow account subject to and in accordance with the Escrow Agreement.
12.CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS
12.1.Confidentiality
(a)The Parties shall keep this Agreement, its content as well as any information about the respective other Party/ies and its/their Affiliates obtained in connection with the negotiation of this Agreement and the transactions contemplated thereunder

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("Confidential Information") strictly confidential and shall not disclose the same to any third Persons without the prior written approval of the other Parties.
(b)The obligation to keep Confidential Information confidential shall not apply if and to the extent (i) as required by law or regulation in which case the disclosing Party shall to the extent possible give prior notice to the other Party/ies and limit such disclosure to the maximum extent possible, (ii) expressly foreseen in this Agreement, (iii) any such disclosure is made to the advisors, auditors, financing banks or Affiliates or employees of a Party on a strictly confidential and need to know basis and provided that such Persons are (to the extent that they are not already subject to a professional duty of secrecy) bound by a comparable confidentiality agreement not less onerous than the confidentiality obligations contained herein, (iv) any such information is already in the public domain, or (v) required to enable a Party to enforce its rights under this Agreement.
(c)The restrictions contained in this Clause 12.1 shall continue to apply, also after termination of this Agreement, for the maximum term permissible under applicable law.
(d)The Parties shall procure that their directors, officers, employees, agents, other representatives and advisors and Affiliates (and their respective directors, officers, employees, agents, other representatives and advisors) adhere to this Clause 12.1.
12.2.Public Announcements
Following Signing, the Sellers may, following the prior written consent of the Purchaser 2 (such consent not to be unreasonably withheld, conditioned or delayed), and the Purchasers (or their Affiliates) may make press releases or public announcements as well as public relations activities concerning the existence and/or the subject matter of this Agreement.
13.COSTS AND TRANSFER TAXES
13.1.Costs
Subject to Clause 13.2, each Party shall bear its own costs and expenses arising in connection with the preparation, negotiation, execution and performance of this Agreement or any other agreement contemplated hereunder as well as the respective transactions contemplated therein, in particular expert fees such as attorneys' fees, auditors' fees, as well as fees of other representatives or advisors.
13.2.Transfer Taxes and Fees
The cost for notary, registration, filing and court fees for this Agreement and the Transfer Deed as well as costs under or in connection with the Escrow Agreement and any transfer taxes which are imposed or chargeable in connection with the execution or the implementation of this Agreement (collectively "Taxes and Fees") shall be borne and paid by the Purchasers. Costs for possible powers of attorney in connection with this Agreement, the Escrow Agreement and the Transfer Deed shall be borne by the Party conferring such powers of attorney. Any stamp duties (Rechtsgeschäftsgebühren) triggered in connection with the transactions contemplated under this Agreement shall be borne by the Party that (by itself or

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through its representatives or otherwise) has triggered such stamp duty (Rechtsgeschäftsgebühr).
14.APPLICABLE LAW AND JURISDICTION
(a)This Agreement (including any non-contractual obligations in connection with this Agreement) is subject exclusively to Austrian law, excluding its conflict of laws rules and the provisions of the UN Convention on Contracts for the International Sale of Goods.
(b)For all disputes between the Parties arising from or in connection with this Agreement, including disputes about the valid conclusion, infringement, termination or invalidity of this Agreement, the exclusive jurisdiction of the Viennese courts competent for the first district is agreed upon, as far as legally permissible.
15.GENERAL PROVISIONS
15.1.Entire Agreement
This Agreement and the other agreements contemplated hereunder (in particular the Escrow Agreement and the Transfer Deed) contain all agreements among the Parties pertaining to the matters contemplated hereunder.
15.2.Assignment
This Agreement or any other agreement contemplated hereunder and any rights and obligations of the Parties contained therein may not be assigned or delegated or sub-contracted by a Party to a third Person without the prior written consent of the respective other Party/ies.
15.3.Amendments
This Agreement may not be amended, supplemented or changed, except by a written instrument signed by those Parties whose rights or obligations may be affected by the amendment making specific reference to this Agreement.
15.4.No Rescission
With respect to this Agreement any claims of a Party for rescission (Anfechtung) or adaptation (Anpassung) for error (Irrtum), avoidance (Wandlung), gross inadequacy (laesio enormis), impracticability or frustration, changed circumstances (Wegfall der Geschäftsgrundlage), clausula rebus sic stantibus, cancellation (Rücktritt), termination (Kündigung) of whatever kind and on whatever ground including for culpa in contrahendo and any right or remedy which would have a similar legal effect shall be, to the maximum extent legally possible, expressly excluded unless explicitly otherwise foreseen in this Agreement. In the event that one or more of Sellers, notwithstanding the foregoing, successfully challenge this Agreement, the Purchasers shall have the right to decide in their sole discretion, whether this Agreement shall continue in full force and effect with the non-challenging Seller/s or whether it shall terminate in its entirety.

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15.5.Remedies and Waivers
No delay by or omission of any Party in exercising any right or remedy under this Agreement or any other agreement contemplated hereunder shall operate to impair such right or remedy or be construed as a waiver thereof, provided that such right or remedy is not time-barred or precluded, or preclude any future exercise thereof or the exercise of any other right or remedy.
15.6.Severability and Invalidity
Should any provision of this Agreement be or become invalid or unenforceable in whole or in part, this shall not affect the validity or enforceability of the remaining provisions hereof. The invalid or unenforceable provision shall be replaced by a valid or enforceable provision which closest reflects the purpose of the invalid or unenforceable term; the same applies by analogy to any gaps in this Agreement.
15.7.Effects on Third Parties
Unless explicitly foreseen otherwise in this Agreement no Person other than the Parties shall have any rights or benefits under this Agreement, and nothing in this Agreement is intended to confer on any Person other than the Parties any rights, benefits or remedies.
15.8.Notices
All notices or other communication under or in connection with this Agreement shall be given in writing by an authorized representative of the relevant Party (if any, otherwise by the relevant Party) and shall be sent to the recipient (i) by registered letter or courier service, return receipt requested (DHL or similar) and (ii) in addition by simultaneous e-mail transmission of the same contents to the addresses specified below or any other address specified by the relevant Party in accordance with and with reference to this Clause 15.8:

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If to the Sellers:

Seller 1
Univ.Prof.DI.Dr. Jürgen Stampfl
[***]

Seller 2
DI Dr. Robert Gmeiner
Nikolsdorfer Gasse 39-41/30
[***

Seller 3
DI Dr. Johannes Benedikt
[***]

Seller 4
Dipl.Ing.Dr. Johannes Homa
[***]

Seller 5
AM Ventures Additive Manufacturing Fonds I GmbH & Co. KG

[***]

If to the Purchasers: Align Technology Switzerland GmbH Suurstoffi 22, 6343 Rotkreuz, Switzerland [***]	with copy to: Align Technology, Inc. 410 N Scottsdale Rd Suite 1300 Tempe, Arizona 85288, USA Attn: CFO and Chief Legal Officer [***]
All notices, communications or instructions made under or in connection with this Agreement shall only be effective when received by the Party to whom it is addressed. Simple notification via email shall be sufficient for those cases where expressly stated in this Agreement.
15.9.Counterparts
Each of the Parties shall receive a certified copy of this Agreement.
[REMAINDER OF PAGE DELIBERATELY LEFT BLANK. SIGNATURE PAGE FOLLOWING.]

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/s/ Dr. Jügen Stampfl
Univ. Prof. Dr. Jürgen Stampfl

/s/ Dr. Robert Gmeiner
Dr. Robert Gmeiner

/s/ Dr. Johannes Benedikt
Dr. Johannes Benedikt

/s/ Dr. Johannes Homa
Dr. Johannes Homa

/s/ Johann Oberhofer
AM Ventures Additive Manufacturing
Fonds|GmbH & Co. KG

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/s/ Harald Stingl
Align Holding GmbH

/s/ Harald Stingl
Align Technology Switzerland GmbH

Co-signed and thereby (i) agreeing to this Agreement (in particular, to the sale and transfer of the Acquisition Shares according to the terms of this Agreement, the non-compete and non-solicitation according to the terms of this Agreement as well as to the release of the Company and the Purchaser 2 from the shareholders' agreement between the Sellers, Purchaser 2 and the Company dated 21 June 2021 as of Closing), and (ii) undertaking neither to take nor omit any actions which could prejudice or compromise the transactions contemplated under this Agreement in any way.

/s/ Dr. Robert Liska
Univ. Prof. Dr. Robert Liska

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Exhibit./1.1(a) – Agreed Accounting Principles
1.Applicable Accounting Principles
The Closing Accounts shall be prepared in accordance with the following methods and principles (together with the definitions and Specific Accounting Treatments set out below the "Agreed Accounting Principles"), which shall apply in the order of priority shown below:
(1)The specific accounting principles set out in this Exhibit (including the definitions and Specific Accounting Treatments) below.
(2)The accounting principles, practices and policies applied in the preparation of the financial statements of the Company dated 31 December 2022
(3)Austrian GAAP as in force on 31 December 2022.
For the avoidance of doubt, limb (1) shall take precedence over limbs (2) and (3) above and limb 2 above shall take precedence over limb 3 above.
2.Definitions, Example Calculation
Definitions of Cash, Indebtedness, Net Working Capital as well as an Example Calculation are attached hereto in the excel sheet which shall form an integral part of this Exhibit and the SPA.
3.Specific Accounting Treatments
The following Specific Accounting Treatments shall apply in the preparation of the Closing Accounts:
(1)The Closing Accounts shall be prepared in accordance with the procedures normally applied to annual financial statements at the end of a financial year including in relation the performance of stock counts and with regard to completeness of recognition and cut-off of assets, liabilities, provisions and other balance sheet items as well as valuation procedures. Income and expenses (and corresponding accounts receivable, accounts payable and provisions) which are usually calculated on an annual basis shall also be reflected in the Closing Accounts on a pro-rata temporis basis. Items relating to Taxes shall be reflected in the Closing Accounts based on the calculation of provisions for income Taxes and other Taxes for the period ending on the Closing Date.
(2)Information in respect of subsequent events shall be taken into account up to the date when the Closing Accounts become binding on the Parties.
(3)The Closing Accounts shall be prepared on the basis that the Company is a going concern.
(4)No item shall be included in the Closing Accounts more than once (no double counting).

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